UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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AGCO CORPORATION
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Notice of Annual Meeting of Stockholders

TIME AND DATE 9:00 a.m., Eastern Time, on Thursday, April 28, 2022	PLACE AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096

RECORD DATE
Only stockholders of record as of the close of business on March 18, 2022 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. Attendance at the Annual Meeting is limited to stockholders of record at the close of business on March 18, 2022, and to any invitees of the Company.

INSPECTION OF LIST OF STOCKHOLDERS OF RECORD
A list of stockholders as of the close of business on March 18, 2022 will be available for examination by any stockholder at the Annual Meeting itself as well as for a period of ten days prior to the Annual Meeting at our offices at the above address during normal business hours.

ITEMS OF BUSINESS:
1.To elect ten directors to the Board of Directors for terms expiring at the Annual Meeting in 2023;
2.To consider a non-binding advisory resolution to approve the compensation of the Company’s named executive officers;
3.To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022; and
4.To transact any other business that may properly be brought before the meeting.
We urge you to mark and execute your proxy card and return it promptly in the enclosed envelope or vote by telephone or electronically. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

We intend to hold our annual meeting in person. However, we are actively monitoring the COVID-19 pandemic, and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our annual meeting website at www.envisionreports.com/AGCO for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

By Order of the Board of Directors
ROGER N. BATKIN
Corporate Secretary
Atlanta, Georgia
March 28, 2022
2022 Proxy Statement     1

Summary
This summary highlights information contained elsewhere in this proxy statement. Since this summary does not contain all of that information, we encourage you to read the entire proxy statement before voting.
ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE 9:00 a.m., Eastern Time, on Thursday, April 28, 2022	PLACE AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096

RECORD DATE March 18, 2022	VOTING Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

VOTING RECOMMENDATIONS

Proposal	Board Vote Recommendation
Election of directors	FOR EACH NOMINEE
Advisory vote on executive compensation	FOR
Ratification of the selection of KPMG LLP	FOR
2     AGCO Corp.

SUMMARY
DIRECTOR NOMINEES
The following table provides summary information about each nominee. Directors are elected annually. AGCO has majority voting in uncontested elections of directors, such as this election. In the event that a nominee does not receive the affirmative vote of a majority of the votes cast in person or by proxy, he or she is required to tender his or her resignation.

		Director Since			Committee Membership
Name	Age		Brief Biography	Independent	EC	AC	TC	FC	GC
Michael C. Arnold	65	2013	Lead Director of AGCO Corporation, Former President and CEO, Ryerson Inc.		●				●
Sondra L. Barbour	59	2019	Former Executive Vice President, Lockheed Martin Corporation		●	●	●	●
Suzanne P. Clark	54	2017	Chief Executive Officer, U.S. Chamber of Commerce		●		●
Bob De Lange	52	2021	Group President, Services, Distribution and Digital, Caterpillar Inc.					●	●
Eric P. Hansotia	53	2020	Chairman, President and CEO, AGCO Corporation		●
George E. Minnich	72	2008	Former Senior Vice President and CFO, ITT Corporation		●	●		●	●
Niels Pörksen	58	2021	Chief Executive Officer, Südzucker AG				●		●
David Sagehorn	58	2022	Former Executive Vice President and CFO, Oshkosh Corporation
Mallika Srinivasan	62	2011	Chairman and Managing Director, Tractors and Farm Equipment Limited (India)
Matthew Tsien	61	2021	Former Executive Vice President and Chief Technology Officer, General Motors, and Former President of General Motors Ventures			●	●

EC	Executive Committee	TC	Talent and Compensation Committee	GC	Governance Committee	●	Chair
AC	Audit Committee	FC	Finance Committee			●	Member

DIVERSITY OF NOMINEES(1)	BOARD TENURE OF NOMINEES(1)
(1) As of March 18, 2022.
2022 Proxy Statement     3

SUMMARY
GOVERNANCE UPDATE
Commencing in 2020, we have continued to focus significant attention on a systematic and comprehensive review of our governance practices. Changes to-date include:
•Adoption of a five-year term limit for chairs of our Audit, Governance and Talent and Compensation Committees;
•A general refresh of committee assignments in order to bring fresh perspective;
•A strengthening of our Lead Director Duties;
•Adoption of a five-year term limit for our Lead Director;
•An increase in the share ownership requirements for our directors and CEO;
•Continuation of our board refresh process, with the addition of five new independent members within the last three years; including four since the beginning of 2021; and
•A tightening of our hedging and pledging policy.
The Governance Committee will continue to review and update our governance practices to serve the best interests of all of our shareholders.
EXECUTIVE COMPENSATION ADVISORY VOTE
We are asking stockholders to approve on an advisory basis our named executive officer compensation.
Commencing in 2020, in response to shareholder feedback, the Talent and Compensation Committee implemented significant changes to the performance-based aspects of our executive compensation. These followed a number of other changes made in 2020, including:
•Changing the Chair of the Talent and Compensation Committee;
•Engaging a new independent compensation consultant;
•Significantly modifying executive retirement benefits; and
•Refreshing the peer group of companies used for comparative purposes.
In addition, our proxy statements include enhanced disclosure with respect to executive compensation related to 2020 and 2021.
For more information on the Company’s executive compensation programs, please see “Proposal 2 — Non-Binding Advisory Resolution to Approve the Compensation of the Company’s NEOs” and “Compensation Discussion and Analysis” in this proxy statement.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a matter of good corporate governance, we are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2022. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2022. KPMG LLP served as the Company’s independent registered public accounting firm for 2021 and is considered to be well-qualified. The Company’s Audit Committee considered a number of factors when selecting KPMG LLP, including qualifications, staffing considerations, and independence and quality controls.
Set forth below is summary information with respect to KPMG LLP’s fees for services provided in 2021 and 2020.

	2021	2020
Type of Fees	(in thousands)
Audit Fees	$7,211	$6,831
Audit-Related Fees	41	65
Tax Fees	—	—
Other Fees	—	—
Total	$7,252	$6,896
4     AGCO Corp.

2022 Proxy Statement     5

Information Regarding the Annual Meeting
INFORMATION REGARDING PROXIES
This proxy solicitation is made by the Board of Directors of AGCO Corporation, which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named as proxies on the proxy card to represent you at the meeting and vote your shares.
If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares can be voted only when represented by a proxy either pursuant to the enclosed proxy card or otherwise. You also may vote over the telephone or electronically via the internet as described on the proxy card provided to you. You may indicate a vote on the enclosed proxy card in connection with any of the listed proposals, and your shares will be voted accordingly. If you indicate a preference to abstain from voting, no vote will be cast. You may revoke your proxy card before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, you may revoke your proxy card before it is voted by signing and delivering prior to the voting a proxy card bearing a later date or by attending the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares (i) in favor of all of the ten director nominees described below; (ii) in favor of the non-binding advisory resolution to approve the compensation of the Company’s Named Executive Officers (“NEOs”); (iii) in favor of ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022; and (iv) in their best judgment with respect to any other business brought before the Annual Meeting.
The enclosed proxy card is solicited by the Board, and the cost of solicitation of proxy cards will be borne by the Company. The Company may retain an outside firm to aid in the solicitation of proxy cards, the cost of which the Company expects would not exceed $25,000. Proxy solicitation also may be made personally or by telephone by directors, officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their customary expenses in forwarding proxy material to beneficial owners.
This proxy statement and the enclosed proxy card are first being sent to stockholders on or about March 28, 2022. The Company’s 2021 Annual Report on Form 10-K is also enclosed and should be read in conjunction with the matters set forth herein.
INFORMATION REGARDING VOTING
Only stockholders of record as of the close of business on March 18, 2022, are entitled to notice of and to vote at the Annual Meeting. On March 18, 2022, the Company had outstanding 74,541,513 shares of common stock, each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights exist, and dissenters’ rights for stockholders are not applicable to the matters being proposed. For directions to the offices of the Company where the Annual Meeting will be held, you may contact our corporate office at (770) 813-9200.
QUORUM REQUIREMENT
A quorum of the Company’s stockholders is necessary to hold a valid meeting. The Company’s By-Laws provide that a quorum is present if a majority of the outstanding shares of common stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who will also determine whether a quorum is present for the transaction of business. Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker or other nominee is not permitted to vote on that item without instruction from the beneficial owner of the shares and the beneficial owner did not give instruction.
6     AGCO Corp.

INFORMATION REGARDING THE ANNUAL MEETING
VOTE NECESSARY FOR THE ELECTION OF DIRECTORS
Directors are elected by a majority of the votes cast in person or by proxy at the Annual Meeting. See “Proposal 1 — Election of Directors” in this proxy statement for a more detailed description of the majority voting procedures in our By-Laws.
Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the election of directors if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the election outcome.
VOTE NECESSARY TO ADOPT THE NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NEOs
Adoption of the non-binding advisory resolution to approve the compensation of the Company’s NEOs requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Because the stockholder vote on this proposal is advisory only, it will not be binding on the Company or the Board. However, the Talent and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as the Talent and Compensation Committee deems appropriate.
Under the NYSE rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the non-binding advisory resolution to approve the compensation of the Company’s NEOs if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.
VOTE NECESSARY TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.
Under the NYSE rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022 even if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.
OTHER MATTERS
With respect to any other matter that may properly come before the Annual Meeting for stockholder consideration, a matter generally will be approved by the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting unless the question is one upon which a different vote is required by express provision of the laws of Delaware, federal law, the Company’s Certificate of Incorporation or the Company’s By-Laws or, to the extent permitted by the laws of Delaware, the Board has expressly provided that some other vote shall be required, in which case such express provisions shall govern.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
As required by rules adopted by the United Stated Securities and Exchange Commission, the Company is making this proxy statement and its annual report available to stockholders electronically via the Internet. The proxy statement and annual report to stockholders are available at www.agcocorp.com. The proxy statement is available under the heading “SEC Filings” in our website’s “Investors” section located under “Company,” and the annual report to stockholders is available under the heading “Annual Reports” in our “Investors” section.

We intend to hold our annual meeting in person. However, we are actively monitoring the COVID-19 pandemic, and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our annual meeting website at www.envisionreports.com/AGCO for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

2022 Proxy Statement     7

PROPOSAL 1
ELECTION OF DIRECTORS
The Board recommends a vote “FOR” the nominees

The Company’s By-Laws provide for a “majority voting” standard for the election of directors in uncontested elections. If an incumbent director does not receive the requisite majority vote, he or she would continue as a “carry over” director, but is required to tender his or her resignation. In that event, the Governance Committee will determine whether to accept the director’s resignation and will submit its recommendation to the Board. In deciding whether to accept a director’s resignation, our Governance Committee and the Board may consider any factors that they deem relevant. Our By-Laws also provide that the director whose resignation is under consideration will abstain from the deliberation process with respect to his or her resignation.
In the event that a stockholder proposes a nominee to stand for election with nominees selected by the Board, and the stockholder does not withdraw the nomination prior to the tenth day preceding our mailing the notice of the stockholders meeting (i.e., a “contested election“), then our By-Laws provide that directors will be elected by a plurality vote.
For this year’s Annual Meeting, the Governance Committee has recommended, and the Board has nominated, the ten individuals named below to serve as directors until the Annual Meeting in 2023 or until their successors have been duly elected and qualified. The following is a brief description of the business experience, qualifications and skills of each of the nominees:

MICHAEL C. ARNOLD Age: 65 Director since October 2013 Lead Director since January 2021	SONDRA L. BARBOUR Age: 59 Director since April 2019

•Former President and Chief Executive Officer of Ryerson Inc.
•Various senior management positions with The Timken Company from 1979 to 2010 including Executive Vice President; President, Bearings and Power Transmission Group; President, Industrial Group; Vice President, Bearings and Business Process Advancement; Director, Bearings and Business Process Advancement; Director, Manufacturing and Technology, Europe, Africa and West Asia (Europe)
•Member of the Board of Directors of Kaiser Aluminum Corporation where he serves on the Compensation Committee
•Former member of the Board of Directors of Gardner Denver, Inc.

•Former Executive Vice President, Leidos Holdings, Inc. from August 2016 to January 2017
•Former Executive Vice President, Information Systems & Global Solutions, Lockheed Martin Corporation from April 2013 to August 2016
•Various leadership positions at Lockheed Martin Corporation from 1986 to 2013, including Chief Information Officer, Vice President of Corporate Internal Audit, Business Area Chief Information Officer and Vice President of Operations
•Member of the Board of Directors of Nisource, Inc.
•Member of the Board of Directors of Perspecta Inc., where she serves on the Audit and Nominating and Corporate Governance Committees
•Former member of the Board of Directors of 3M Company
•Member of the Fox School of Business Management Information Systems Advisory Board

Qualifications and Skills:
As CEO of Ryerson, Mr. Arnold led the transformation of the business under private equity ownership into a leader in its industry, and then through its successful initial public offering in 2014. At Ryerson and previously Timken, Mr. Arnold was a supplier to the agricultural industry, and at both developed extensive manufacturing and distribution expertise. As an independent director at Gardner Denver, he had an integral role in the sale of Gardner Denver to KKR. Mr. Arnold brings public company board and management, M&A, capital allocation, manufacturing, supply chain, strategy and technology expertise to the Board. In addition, Mr. Arnold has significant international experience, having been responsible for global businesses with facilities worldwide.

Qualifications and Skills:
During her 30-year career with Lockheed Martin, retiring as Executive Vice President of Information Systems & Global Solutions, Ms. Barbour oversaw one of the largest and most sophisticated information technology functions in the world, involving not just the routine IT functions of a 110,000+ employee business, but also supporting the design and manufacturing of fighter jets and other complex defense hardware and the provision of a broad range of technical, scientific, logistics, system integration and cybersecurity services to customers. She also managed Lockheed’s internal audit function. Ms. Barbour brings to the Board substantial information technology, internal control and international experience.

8     AGCO Corp.

PROPOSAL 1 ELECTION OF DIRECTORS

SUZANNE P. CLARK Age: 54 Director since April 2017	BOB De LANGE Age: 52 Director since January 2021

•Chief Executive Officer of the U.S. Chamber of Commerce since March 2021
•President of the U.S. Chamber of Commerce since June 2019
•Former Senior Executive Vice President and former Chief Operating Officer of the U.S. Chamber of Commerce
•Led a prominent financial information boutique - Potomac Research Group (PRG) from 2010 through September 2014
•Formerly with the Atlantic Media Company as President of the National Journal Group, a premier provider of information, news and analysis for Washington’s policy and political communities
•Member of the Board of So Others Might Eat, a Washington, D.C. support system for the homeless
•Former President of International Women’s Forum (Washington Chapter), a global group of leading women in business, law, government, technology and the arts
•Member of the Board of Directors and Audit Committee of TransUnion

•Group President, Services, Distribution and Digital of Caterpillar Inc., responsible for management of the Caterpillar brand and distribution network.
•Various leadership positions since joining Caterpillar Inc. in 1993, including Group President of Construction Industries, Vice President, Excavation Division, and Worldwide Product Manager, Earthmoving Division.

Qualifications and Skills:
As Chief Executive Officer of the U.S. Chamber of Commerce, Ms. Clark has unequaled insight into American industry and commerce as well as the international interests of the Chamber’s 300,000 members. Ms. Clark brings to the Board the ability to provide real-time guidance on many of the critical issues being considered in Washington and elsewhere, which could affect AGCO’s strategy and operations including sustainability, government regulation and trade and commerce.

Qualifications and Skills:
As a senior executive at Caterpillar, Mr. De Lange has unique experience from working at an international business that bears many similarities to AGCO in the issues that it faces as a result of its manufacture and distribution of highly-engineered equipment through a global manufacturing base and a broad network of distributors. Mr. De Lange brings to the Board direct experience and expertise in digitalization and the development of dealer capability against a background of the product design, supply chain, manufacturing and distribution issues experienced by AGCO. Mr. De Lange’s global experience includes world-wide product management responsibilities with significant work assignments in Europe and Asia.

2022 Proxy Statement     9

PROPOSAL 1 ELECTION OF DIRECTORS

ERIC P. HANSOTIA Age: 53 Director since October 2020	GEORGE E. MINNICH Age: 72 Director since January 2008

•Chairman, President and Chief Executive Officer since January 1, 2021
•Senior Vice President — Chief Operating Officer of AGCO from January 2019 to December 2020; Senior Vice President, Global Crop Cycle and Fuse Connected Services, from 2015 to January 2019; and Senior Vice President, Global Harvesting and Advanced Technology Solutions, from 2013 to 2015.
•Prior to joining AGCO, Mr. Hansotia held several positions within John Deere including Senior Vice President, Global Harvesting, from 2012 to 2013, and Vice President, Global Crop Care based in Mannheim, Germany from 2009 to 2012. Prior positions with John Deere included General Manager, Harvester Works from 2005 to 2009; Vice President, Global Forestry from 2004 to 2005; and various roles at John Deere from 1993 to 2004.
•Member of the Board of Directors of Toro Co.

•Former Senior Vice President and Chief Financial Officer of ITT Corporation from 2005 to 2007
•Several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator from 2001 to 2005 and Vice President and Chief Financial Officer of Carrier Corporation from 1996 to 2001
•Various positions within Price Waterhouse (now PricewaterhouseCoopers LLP) from 1971 to 1993, serving as an audit partner from 1984 to 1993
•Member of the Boards of Directors and Audit Committees of Belden Inc. and Kaman Corporation and Chair of the Audit Committee for Belden Inc.

Qualifications and Skills:
With almost 30 years of experience in the agricultural equipment industry, including working in Europe, Mr. Hansotia has direct and extensive experience in almost every aspect of our business and has broad industry knowledge in order to be able to address the needs of farmers throughout the world. Mr. Hansotia has extensive experience in the agricultural equipment industry in the areas of engineering, quality, advanced technology, manufacturing and product management. More recently, he has led AGCO’s growing focus on precision agriculture, which we view as critical to the success of our farmers and the long-term sustainability of our food supply. Mr. Hansotia brings to the Board a strong strategic view on the future trends in global agriculture, proven global leadership experience as well as valuable subject matter expertise.

Qualifications and Skills:
Through his service as the Chief Financial Officer of a leading corporation and a former audit partner, Mr. Minnich has broad experience in a range of important issues that face every public company, including capital structure and allocation, accounting, internal control environment and risk management. Mr. Minnich also has had substantial experience on the audit committees of three publicly-traded companies, having chaired two of them. Mr. Minnich brings to the Board expertise that enables the Board to fulfill several different critical functions.

10     AGCO Corp.

PROPOSAL 1 ELECTION OF DIRECTORS

NIELS PÖRKSEN Age: 58 Director since October 2021	DAVID SAGEHORN Age: 58 Director since March 2022

•Chief Executive Officer at Südzucker AG since 2020; Südzucker AG (SZU: GR Xetra) is based in Germany and is one of the world’s largest sugar producers.
•Former Group Executive of Portfolio Solutions at Nufarm, a leading agricultural chemical company based in Australia.
•Former member of the Executive Board of Nordzucker.
•Former Chairman of the Board of Industrieverbrand Agrar, a European agriculture industry association.
•Various leadership positions with BASF in Germany including Divisional Head of Global Strategic Marketing, Managing Director for Plant Protection and Head of Product Development, Consulting and Registration.

•Former Executive Vice President and Chief Financial Officer of Oshkosh Corporation.
•Various other management positions with Oshkosh Corporation from 2000 to 2007, including Vice President and Treasurer, Vice President, Business Development, and Vice President, Defense Segment.
•Certified Public Accountant

Qualifications and Skills:
As a senior executive in the agricultural chemicals and commodities industries for over 20 years, Mr. Pörksen brings first hand experience of many of the issues that farmers face throughout the world. Mr. Pörksen has deep strategy experience combined with operational expertise in engineering, quality, manufacturing, sales, marketing and product management. He also brings a wealth of knowledge and involvement in international agricultural and commodity markets, especially in EME, from which almost 56% of AGCO’s sales are derived.

Qualifications and Skills:
Through his service for 13 years as the Chief Financial Officer of a large, multi-national manufacturer of construction, defense and other heavy equipment, Mr. Sagehorn has first-hand experience with many of the finance and accounting issues faced by AGCO, as well as with the global compliance environment. His prior experience in business development adds value as AGCO continues to consider expansion through acquisitions, particularly in the precision farming area. His expertise also adds depth to the Board’s expertise with audit, public-company disclosure and related functions.

2022 Proxy Statement     11

PROPOSAL 1 ELECTION OF DIRECTORS

MALLIKA SRINIVASAN Age: 62 Director since July 2011	MATTHEW TSIEN Age: 61 Director since January 2021

•Chairman and Managing Director of Tractors and Farm Equipment Limited, the second largest agricultural tractor manufacturer in India, since December 2019 and previously held various progressing positions at TAFE since 1986
•Director and Chair, Nomination and Renumeration Committee, Tata Steel Limited (India)
•Member of the Global Board of the U.S. India Business Council and the U.S-India CEO Forum
•Former member of the Board of Directors of Tata Consumer Products Limited (India)
•Former President of the Tractor Manufacturers Association of India
•Former member of the Board of Governors of the Indian Institute of Technology, Madras, and the Indian Institute of Management, Tiruchirappalli

•Former Executive Vice President and Chief Technology Officer, General Motors
•Former President, General Motors Ventures, 2020 to 2021
•Former President of General Motors China 2014 to 2020
•Various other leadership positions since joining General Motors in 1976, including Executive Vice President and President of GM China; Vice President Planning, Program Management and Strategic Alliances, China; Executive Vice President, SAIC-GM-Wuling Automotive; Executive Director, Global Technology Engineering; Executive Director, Vehicle Systems, North America Product Development; Chief Technology Officer and Director, Business Planning, GM China

Qualifications and Skills:
As the leader of India’s second largest tractor manufacturer, Ms. Srinivasan has over 35 years of first-hand experience in the agricultural farm machinery industry in India, emerging markets, and several of other markets served by AGCO. Ms. Srinivasan also has experience as a Director of one of the leading global steel manufacturers, where she serves as Chair of Nomination and Remuneration Committee. Ms. Srinivasan brings to the Board both agricultural equipment and distribution knowledge and expertise together with public company board service.

Qualifications and Skills:
Through his 40-year career with General Motors prior to his recent retirement, including in his roles as Executive Vice President and Chief Technology Officer, Mr. Tsien helped lead one of the largest manufacturers in the U.S. evolve through successive generations of technology and performance requirements. He also has exceptional international experience, including his service as President of GM China, where he held profit and loss responsibility and led 50,000 workers producing automobiles for both the Chinese market and export. Mr. Tsien brings to the Board years of experience in engineering, electrification, connectivity, manufacturing, supply chain management and product design. Mr. Tsien has significant expertise in the management of, and investment in, evolving technologies.

RETIRING DIRECTOR
One of our directors is not standing for reelection. Mr. George Benson will retire as a result of our mandatory retirement age for directors and after 17 years of service on the Board. The Board thanks Mr. Benson for his dedicated and excellent service.
DIRECTOR RECRUITMENT
On an ongoing basis, we actively are seeking potential director candidates. Our Governance Committee, working with its independent advisors, identifies the skills that are desirable in light of the skills of our existing directors, particularly those who are expected to retire in the near-term, and regularly interviews potential candidates. As an example, Niels Pörksen, who joined the Board in 2021, brought experience in leadership of a European-based business and had substantial experience in the agricultural industry, both of which were skills that the Governance Committee identified as being important for a future director.
12     AGCO Corp.

Board of Directors and
Corporate Governance
DIRECTOR INDEPENDENCE
In accordance with the rules of the NYSE, the Board has adopted categorical standards to assist it in making determinations of its directors’ independence. The Board has determined that in order to be considered independent, a director must not:
•be an employee of the Company or have an “immediate family member,” as that term is defined in the General Commentary to Section 303A.02(b) of the NYSE rules, who is an executive officer of the Company at any time during the preceding three years;
•receive or have an immediate family member who receives or solely own any business that receives during any twelve-month period within the preceding three years direct compensation from the Company or any subsidiary or other affiliate in excess of $120,000, other than for director and committee fees and pension or other forms of deferred compensation for prior service to the Company or, solely in the case of an immediate family member, compensation for services to the Company as a non-executive employee;
•be a current partner or current employee of a firm that is the internal or external auditor of the Company or any subsidiary or other affiliate, or have an immediate family member that is a current partner or current employee of such a firm who personally works on an audit of the Company or any subsidiary or other affiliate;
•have been or have an immediate family member who was at any time during the preceding three years a partner or employee of such an auditing firm who personally worked on an audit of the Company or any subsidiary or other affiliate within that time;
•be employed or have an immediate family member that is employed either currently or at any time within the preceding three years as an executive officer of another company in which any present executive officers of the Company or any subsidiary or other affiliate serve or served at the same time on the other company’s Talent and Compensation Committee; or
•be a current employee or have an immediate family member that is a current executive officer of a company that has made payments to or received payments from the Company or any subsidiary or other affiliate for property or services in an amount which, in any of the preceding three years of such other company, exceeds (or in the current year of such other company is likely to exceed) the greater of $1.0 million or two percent of the other company’s consolidated gross revenues for that respective year.
In addition, in order to be independent for purposes of serving on the Audit Committee, a director may not:
•accept any consulting, advisory or other compensatory fee from the Company or any subsidiary; or
•be an “affiliated person,” as that term is used in Section 10A(m)(3)(B)(ii) of the Securities Exchange Act of 1934 (the “Exchange Act”), of the Company or any of its subsidiaries.
Finally, in order to be independent for purposes of serving on the Talent and Compensation Committee, a director may not:
•be a current or former employee or former officer of the Company or an affiliate or receive any compensation from the Company other than for services as a director;
•receive remuneration from the Company or an affiliate, either directly or indirectly, in any capacity other than as a “director,” as that term is defined in Section 162(m) of the Internal Revenue Code; or
•have an interest in a transaction required under SEC rules to be described in the Company’s proxy statement.
These standards are consistent with the standards set forth in the NYSE rules, the Internal Revenue Code and the Exchange Act. In applying these standards, the Company takes into account the interpretations of, and the other guidance available from, the NYSE. In affirmatively determining the independence of any director who will serve on the Talent and Compensation Committee, the Board of Directors considers all factors specifically relevant to determining whether such director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of the Talent and Compensation Committee member, including the independence factors set forth in the NYSE rules.
2022 Proxy Statement     13

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Based upon the foregoing standards, the Board has determined that all of its directors are independent in accordance with these standards except for Mr. Hansotia and Ms. Srinivasan, and that none of the independent directors has any material relationship with the Company, other than as a director or stockholder of the Company.
The Company and Tractors and Farm Equipment Limited (“TAFE”) are parties to a Letter Agreement, dated April 24, 2019, regarding the current and future accumulation by TAFE of shares of the Company’s common stock and certain governance matters, including the Company’s nomination of a director candidate selected by TAFE. TAFE’s proposed director candidate for 2022 is Ms. Srinivasan, TAFE’s Chairman and Managing Director, and Ms. Srinivasan will be nominated for election by the Company’s Board of Directors. The Company and TAFE have several commercial relationships that are material to TAFE. See “Certain Relationships and Related Party Transactions” below for additional information.
COMMITTEES OF THE BOARD OF DIRECTORS
The Board has delegated certain functions to five standing committees: an Executive Committee, an Audit Committee, a Talent and Compensation Committee, a Finance Committee, and a Governance Committee. Each of the committees has a written charter. The Board has determined that each member of the Audit, Compensation and Governance Committees is an independent director under the applicable rules of the IRC, NYSE and SEC with respect to such committees. The following is a summary of the principal responsibilities and other information regarding each of the committees:

EXECUTIVE COMMITTEE		AUDIT COMMITTEE

Chair: Eric P. Hansotia	Other Members: Michael C. Arnold Sondra L. Barbour Suzanne P. Clark George E. Minnich	Chair: Sondra L. Barbour	Other Members: P. George Benson George E. Minnich Matthew Tsien

Principal Responsibilities
•Is authorized, between meetings of the Board, to take such actions in the management of the business and affairs of the Company which, in the opinion of the Executive Committee, should not be postponed until the next scheduled meeting of the Board, except as limited by the General Corporation Law of the State of Delaware, the rules of the NYSE, the Company’s Certificate of Incorporation or By-Laws or other applicable laws or regulations.

Principal Responsibilities
•Assists the Board in its oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and independent registered public accounting firm.
•Reviews the Company’s internal accounting and financial controls, considers other matters relating to the financial reporting process and safeguards of the Company’s assets and produces an annual report of the Audit Committee for inclusion in the Company’s proxy statement.
•Reviews with management the Company’s risk assessment and risk management framework as well as relevant mitigation strategies.
•Reviews information technology system controls and cybersecurity risks, along with measures to mitigate these risks.
•The Board has determined that Ms. Barbour and Mr. Minnich are “audit committee financial experts,” as that term is defined under regulations of the SEC.
•The report of the Audit Committee for 2021 is set forth under the caption “Audit Committee Report.”
.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

TALENT AND COMPENSATION COMMITTEE		FINANCE COMMITTEE

Chair: Suzanne P. Clark	Other Members: Sondra L. Barbour P. George Benson Niels Pörksen Matthew Tsien	Chair: George E. Minnich	Other Members: Sondra L. Barbour Bob De Lange

Principal Responsibilities
•Assists the Board with respect to the Company’s compensation programs and compensation of the Company’s executives.
•Responsible for the succession process for the Chief Executive Officer and other executive officers, including assisting the Board with respect to selecting, developing, evaluating, and retaining the Chief Executive Officer, other executive officers and key talent.
•Has retained Korn Ferry to advise on current trends and best practices in compensation.
•The report of the Talent and Compensation Committee for 2021 is set forth under the caption “Talent and Compensation Committee Report.”

Principal Responsibilities
•Assists the Board in the oversight of the financial management of the Company including:
•the capital structure of the Company;
•the Company’s global financing strategies, objectives and plans;
•the Company’s credit profile and ratings;
•capital expenditure and investment programs of the Company;
•the Company’s interests in finance joint ventures; and
•the Company’s annual budget process and review.

GOVERNANCE COMMITTEE

Chair: Michael C. Arnold	Other Members: Bob De Lange George E. Minnich Niels Pörksen

Principal Responsibilities
•Assists the Board in fulfilling its responsibilities to stockholders by:
•identifying and screening individuals qualified to become directors of the Company, consistent with independence, diversity and other criteria approved by the Board, and recommending candidates to the Board for all directorships and for service on the committees of the Board;
•developing and recommending to the Board a set of corporate governance principles and guidelines applicable to the Company;
•overseeing the evaluation of the Board; and
•overseeing and providing input to management on the Company’s identification, assessment and management of risks associated with sustainability issues, including, but not limited to, climate-related risks.

2022 Proxy Statement     15

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
COMMITTEE COMPOSITION AND MEETINGS
The following table shows the current membership of each committee and the number of meetings held by each committee during 2021. The Company will determine the composition and chair positions of the respective committees for 2022 following the Annual Meeting.

Director	Executive	Audit	Talent and Compensation[5]	Finance	Governance
Michael C. Arnold	●				●
Sondra L. Barbour	●	●	●	●
P. George Benson(1)		●	●
Suzanne P. Clark	●		●
Bob De Lange				●	●
Eric P. Hansotia	●
George E. Minnich	●	●		●	●
Niels Pörksen(2)			●		●
David Sagehorn(3)
Mallika Srinivasan
Matthew Tsien(4)		●	●
Total meetings in 2021	2	14	6	6	7

●	Committee Chair	●	Member
(1)Mr. Benson will not stand for re-election as of April 28, 2022.
(2)Mr. Pörksen joined the Board on October 21, 2021.
(3)Mr. Sagehorn joined the Board on March 15, 2022.
(4)Mr. Tsien joined the Board on January 22, 2021.
(5)During 2021, the role of the former Succession Planning Committee was added to the roles of the Talent and Compensation Committee. There were no Succession Planning Committee meetings in 2021.
During 2021, the Board held ten meetings and each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he or she served while a member thereof.
IDENTIFICATION AND EVALUATION OF DIRECTOR NOMINEES
The Governance Committee has an ongoing process in place to identify potential Board candidates who possess the skills and personal characteristics that will allow the Board and its committees to best fulfill their responsibilities. As part of this process, the Governance Committee develops specific candidate profiles to guide Board refreshment as needs arise. It has retained a leading global search firm to assist in identifying candidates where appropriate. Since 2017, the Board has added seven independent directors who each possess the desired expertise and meet the candidate profiles developed by the Committee.
In addition to the specific profiles established for individual searches, there are a number of factors that the Committee generally views as relevant and is likely to consider to ensure the entire Board, collectively, embraces a wide variety of characteristics. These include:
•career experience, particularly experience that is germane to the Company’s business, such as with agricultural products and services, international operations, technology, distribution, product development and worldwide product management, sales, marketing, sustainability, legal, human resources and finance experience;
•experience serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;
•contribution to diversity of the Board and a commitment to furthering diversity;
•integrity and reputation;
•wisdom and judgment;
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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
•independence;
•willingness and ability to participate fully in the work of the Board and to attend meetings in person; and
•current membership on the Company’s Board — our Board values continuity (but not entrenchment).
The Governance Committee does not assign a particular weight to these individual factors. Similarly, the Committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide stockholders with a diverse and experienced Board.
The Committee strives to recommend candidates who bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. The Board believes that a diversity of experience, gender, race, ethnicity (national origin), age and other factors contributes to effective governance over the affairs of the Company for the benefit of its stockholders. The Governance Committee reviews potential Board candidates against the criteria it has established, develops a short list of candidates to recommend to the Board, obtains Board input on the candidates, arranges interviews, and ultimately makes final recommendations to the Board for consideration. The Committee closely monitors the size and composition of the Board and makes recommendations as to the pace of Board refreshment so that it has the benefit of both fresh perspectives and the knowledge that tenure and experience with the Company provide.
The Governance Committee welcomes recommendations for nominations from the Company’s stockholders and evaluates stockholder nominees in the same manner that it evaluates a candidate recommended by other means. In order to make a recommendation, the Committee requires that a stockholder send the Committee:
•a resume for the candidate detailing the candidate’s work experience and academic credentials;
•written confirmation from the candidate that he or she (i) would like to be considered as a candidate and would serve if nominated and elected, (ii) consents to the disclosure of his or her name, (iii) has read the Company’s Global Code of Conduct (the “Code”) and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code or required a waiver, (iv) is, or is not, “independent” as that term is defined in the committee’s charter, and (v) has no plans to change or influence the control of the Company;
•the name of the recommending stockholder as it appears in the Company’s books, the number of shares of common stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);
•personal and professional references for the candidate, including contact information; and
•any other information relating to the candidate required to be disclosed in solicitations of proxies for election of directors or as otherwise required, in each case, pursuant to Regulation 14A of the Exchange Act.
The foregoing information should be sent to the Governance Committee, c/o Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096, who will forward it to the chairperson of the Committee. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and give the Company timely notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders. The Committee does not necessarily respond directly to a submitting stockholder regarding recommendations.
2022 Proxy Statement     17

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
STOCKHOLDER OUTREACH AND GOVERNANCE UPDATE
STOCKHOLDER OUTREACH
During 2022 we continued an active stockholder outreach process. The outreach was broad:
•We contacted our largest stockholders representing approximately 73% of our shares, and requested the opportunity to discuss AGCO with them.
•We held discussions with stockholders representing approximately one-half of our shares, including seven of the largest ten. Our Lead Director, our Chief Executive Officer and our Chief Financial Officer participated in these discussions.
•Some large stockholders are passive investment funds that do not generally meet with stockholders.
The discussions were candid, and the feedback was supportive. The principal topics of discussion, other than AGCO’s performance generally, were:
•Board refreshment, Board diversity and Board governance.
•The redesigned 2021 executive compensation program.
•Our increased focus on sustainability.
Specific feedback included:
•Positive and supportive feedback for the governance and compensation changes.
•Encouragement to include non-financial goals within our compensation approach to further align with our key stakeholders.
•Encouragement to include director tenure and diversity information in a more readily available form.
Our 2022 incentive compensation metrics will include two new qualitative metrics: (1) an assessment of “Customer Satisfaction” that focuses on measuring progress that drives improved positive customer experiences, and (2) an overall “Employee Engagement” assessment of employee satisfaction and trends in our employees’ experience. Both metrics have baseline levels established in 2022. In addition, there will be a modifier element to these two new nonfinancial metrics based upon progress on achieving our strategic initiatives.
The second page of the Summary section of this proxy statement contains a chart that emphasizes tenure and enables shareholders to assess diversity on their own.
The feedback was shared with our Governance Committee, our Talent and Compensation Committee, and our Board, and reflected in our approach to these issues. The topics raised by shareholders are addressed below and elsewhere in this Proxy Statement, with sustainability and human capital addressed in our Annual Report on Form 10-K.
GOVERNANCE UPDATE
In the summer of 2020, our Governance Committee began a systematic and comprehensive review of governance practices with the objective being to consider topics at each meeting and, over a reasonable time, to update our practices where the Committee concluded that there were alternative or additional practices that are in the best interests of our stockholders. To assist it in this process, the independent directors identified and retained a recognized independent expert. Subsequently, the Governance Committee considered in depth various governance topics, including:
•Committee Chair Rotation. The Governance Committee implemented a term limit of five years for the Chairs of the Audit, Governance and Talent and Compensation Committees. While many companies do not have term limits for committee chairs – less than 20% of the S&P 500 have a policy on this – for those that do, almost 60% apply a five-year limit. We believe that the limit will better assure fresh perspectives in each committee’s consideration of appropriate topics. The two chairs who had served more than five years as committee chairs were replaced at year-end. We believe that a five-year limit is a best practice.
•Committee Structure and Refreshment. We reviewed the board committee structure and considered the suggestion of Ms. Srinivasan that there be a separate Strategy Committee. That suggestion was not adopted based on the strong belief of our directors that strategy is the responsibility of all directors and should not be delegated. We also reviewed board committee membership and rotated committee members to enhance Board knowledge and continue to bring fresh perspectives. In 2021, the Succession Planning Committee was terminated, and its succession planning and talent development roles were moved to the Talent and Compensation Committee.
•Lead Director Duties. When the Lead Director role initially was implemented, the Company adopted broad duties for the Lead Director consistent with those of other large publicly-traded companies and the views at the time of the largest proxy advisors. The Governance Committee expanded those duties to reflect evolving practice in the area. The expanded
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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
duties include, among other things, a clearer role in overseeing meetings of non-management and independent directors, authority to implement decisions and recommendations of independent directors, authority to retain advisors and consultants with respect to all board functions (and not just with respect to compensation and recruiting), and a broader role in reviewing the performance of the Board. We believe that our revised Lead Director duties provide a robust role and reflect best practices.
•Lead Director Rotation. Consistent with the discussion above of committee chair rotation, the Governance Committee implemented a limit for the Lead Director role, in the absence of exceptional circumstances, of five years. Almost no data is available with respect to practices elsewhere, but we believe that this is a prudent practice.
•Share Ownership Requirements. The Governance Committee reviewed the share ownership requirements for directors at 17 peer companies. The requirement generally ranged from 3-times to 8-times a director’s cash retainer, with 11 companies applying a 5-times requirement and, the next most common, four companies applying a 3-times requirement. Based upon this review, the Governance Committee increased the requirement for our directors from 4-times to 5-times. At the same time, consistent with data on share ownership policies with respect to executive officers, the Governance Committee increased the share ownership requirement for our CEO from 5-times to 6-times base compensation. We believe that the revised ownership requirements reflect best practices.
•Board Size and Composition. Consistent with its annual practice, the Governance Committee reviewed the Board’s size and structure and considered it relative to the extensive ongoing Board refresh process the Board is pursuing. The Board has added seven new independent members since 2017 and believes that the refreshment process should proceed in a manner that gives new Board members the benefit of interacting with those having longer tenure. In addition, with the assistance of a third-party advisor, we completed a comprehensive refreshment of our strategy that was reviewed and adopted by the full Board. The Governance Committee determined that the specific expertise it had identified for its ongoing Board search was consistent with the strategic plan and would best serve the Company.
•Hedging and Pledging. While we already had a policy prohibiting hedging and limiting pledging, the Governance Committee concluded that a stronger prohibition on pledging was appropriate. Previously, the policy prohibited only the pledging of a “significant” number of shares, which was defined as the lesser of 1% of the Company’s outstanding equity securities and 50% of the equity securities of the Company owned by the officer or director. As revised, the policy now prohibits all pledging. At the request of Ms. Srinivasan, as a result of her role at TAFE, the policy was narrowed to cover only securities where the director or officer directly or indirectly controls a majority of the equity securities of the owner of the AGCO securities or otherwise directly controls the equity securities of the Company. We believe that these prohibitions are best practices and, with the exception of the narrowing requested by Ms. Srinivasan, are the most stringent possible.
Independent of the systematic process of considering governance updates, the Governance Committee also considered the separation of the Chairman and CEO roles in connection with the retirement of Mr. Richenhagen as Chairman and CEO effective December 31, 2020. Although the Committee considers the Board and executive leadership structure regularly, in this instance, the specific consideration of the combination/separation of the Chairman and CEO roles took place at no fewer than six different Committee meetings over ten months, as well as at executive sessions, full-Board meetings and meetings of the independent directors only. We also solicited input of stockholders with respect to retaining the combined role, and more stockholders were supportive of retaining the combined role than not. The Committee, and ultimately the full Board, considered an extensive range of issues and factors and unanimously concluded, other than Ms. Srinivasan, that it was in the best interests of stockholders to continue with a robust Lead Director structure. The process followed with respect to whether to separate the CEO and Chairman roles was careful, well-considered, and lengthy, with all directors having numerous opportunities to join meetings and share their views. The Governance Committee will continue to review this topic on an annual basis.
As time permits at future meetings the Governance Committee will continue its review of governance practices, including director term limits, director mandatory retirement age, stockholder requirements for calling special meetings, stockholder ability to act by written consent, clawbacks, limitations on other board service (overboarding), proxy access, and other appropriate topics that are brought to the Committee’s attention.
BOARD LEADERSHIP STRUCTURE
Mr. Hansotia, who is also the Chief Executive Officer of the Company, serves as Chairman of the Board, Mr. Arnold serves as Lead Director of the Board. The Company holds executive sessions of its non-management directors at each regular meeting of its Board. The Lead Director presides over executive sessions and at all meetings of the Board in the absence of the Chairman, provides input to the Chairman on setting Board agendas, generally approves information sent to the Board (including meeting schedules to assure sufficient discussion time for all agenda items), ensures that he is available for consultation and direct communication at the request of major stockholders, leads the performance evaluation process of the Chief Executive Officer and has the authority to call meetings of the independent directors.
2022 Proxy Statement     19

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The Board reviews the Company’s board leadership structure annually. As part of this process, the Board considered the structures used by peer companies, alternative structures and the effectiveness of the Company’s current structure. The Board believes that having the Chief Executive Officer serve as Chairman is important because it best reflects the Board’s intent that the Chief Executive Officer function as the Company’s overall leader, while the Lead Director provides independent leadership to the directors and serves as an intermediary between the independent directors and the Chairman. The resulting structure sends a message to our employees, customers and stockholders that we believe in having strong, unifying leadership at the highest levels of management. At the same time, having a Lead Director with a well-defined role provides an appropriate level of independent oversight and an effective channel for communications when needed.
RISK OVERSIGHT
The Company’s management maintains a risk assessment process that considers the risks that face the Company that management has identified as the most significant. The risk assessment process also considers appropriate strategies to mitigate those risks. Management periodically meets with the Company’s Audit Committee and reviews such risks and relevant strategies.
CORPORATE GOVERNANCE PRINCIPLES, COMMITTEE CHARTERS AND GLOBAL CODE OF CONDUCT
The Company provides various corporate governance and other information on its website. This information, which is also available in printed form to any stockholder of the Company upon request to the Corporate Secretary, includes the following:
•our corporate governance principles and charters for the Audit, Talent and Compensation, Executive, Finance, and Governance Committees of the Board, which are available under the headings “Governance Principles” and “Charters of the Committees of the Board,” respectively, in the “Corporate Governance” section of our website located under “Investors;” and
•the Company’s Global Code of Conduct, which is available under the heading “Global Code of Conduct” in the “Corporate Governance” section of our website located under “Investors.”
In the event of any waivers of the Global Code of Conduct with respect to certain executive officers, those waivers will be available in the “Corporate Governance” section of our website.
In addition, the Board also has agreed-upon “Roles, Responsibilities and Expectations” designed to provide for a uniform understanding of the operation and functioning of the Board and its collegial operations.
TALENT AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2021, Messrs. Armes, Benson, Pörksen and Tsien and Mses. Barbour and Clark (Chair) served as members of the Talent and Compensation Committee. No member of the Talent and Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2021. None of the Company’s executive officers serve on the board of directors of any company of which any director of the Company serves as executive officer, except that Mr. Hansotia serves as one of approximately 109 directors of the U.S. Chamber of Commerce, but is not on its compensation committee.

20     AGCO Corp.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
The following table provides information concerning the compensation of the members of the Board for the most recently completed year. As reflected in the table, each non-employee director received an annual base retainer of $120,000 plus $150,000 in restricted shares of the Company’s common stock for Board service. Committee chairmen received an additional annual retainer of $15,000 (or $25,000 for the chairman of the Audit Committee and $20,000 for the chairman of the Talent and Compensation Committee). Mr. Arnold, who was the Lead Director in 2021, also received an additional annual $30,000 Lead Director’s fee. Each non-employee director received an additional annual retainer of $6,000 if they served on three or more board committees. The Company does not have any consulting arrangements with any of its directors. Commencing with 2022, and consistent with the advice of its independent compensation advisors, the Company increased the annual restricted stock award to $165,000 and annual Lead Director’s fee to $40,000.

2021 DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Roy V. Armes(3)	96,848	150,000	—	246,848
Michael C. Arnold	165,000	150,000	—	315,000
Sondra L. Barbour	149,850	150,000	—	299,850
P. George Benson	120,000	150,000	—	270,000
Suzanne P. Clark	140,000	150,000	—	290,000
Bob De Lange	120,000	150,000	—	270,000
Wolfgang Deml(4)	41,909	—	—	41,909
Wolfgang Kirsch(5)	37,253	150,000	—	187,253
George E. Minnich	141,000	150,000	—	291,000
Niels Pörksen	23,478	—	—	23,478
Gerald L. Shaheen(6)	37,354	—	—	37,354
Mallika Srinivasan	120,000	150,000	—	270,000
Matthew Tsien	113,000	150,000	—	263,000
Total	1,305,692	1,500,000	—	2,805,692
(1)Mr. Hansotia, as an employee of the Company, was not compensated for his service on the Board. Mr. Pörksen joined the Board effective October 21, 2021.
(2)The Long-Term Incentive Plan provides for annual restricted stock grants of the Company’s common stock to all non-employee directors. For 2021, each non-employee director was granted $150,000 in restricted stock. All restricted stock grants are restricted as to transferability for a period of one year following the award. In the event a director departs from the Board, the non-transferability period expires immediately. The 2021 annual grant occurred on April 22, 2021. The total grant on April 22, 2021 was 9,117 shares, or 1,013 shares per director. The amounts above reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” (“ASC 718”).
After shares were withheld for income tax purposes, each director held the following shares as of December 31, 2021 related to this grant: Mr. Armes — 1,013 shares; Mr. Arnold — 759 shares; Ms. Barbour — 1,013 shares; Mr. Benson — 607 shares; Ms. Clark — 1,013 shares; Mr. De Lange — 1,013 shares; Mr. Minnich — 759 shares; and Ms. Srinivasan — 709 shares; Mr. Tsien — 1,013 shares.
(3)Mr. Armes resigned from the Board effective October 21, 2021.
(4)Mr. Deml retired from the Board upon the expiration of his term on April 22, 2021.
(5)Mr. Kirsch retired from the Board upon the expiration of his term on April 22, 2021.
(6)Mr. Shaheen retired from the Board upon the expiration of his term on April 22, 2021.

2022 Proxy Statement     21

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
DIRECTOR ATTENDANCE AT THE ANNUAL MEETING
The Board has adopted a policy that all directors on the Board are expected to attend Annual Meetings of the Company’s stockholders. Given the public health and travel concerns associated with the COVID-19 pandemic, all of the incumbent directors on the Board, except for Mr. Hansotia who attended in person, attended the Company’s Annual Meeting held in April 2021 virtually.
STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS
The Company encourages stockholders and other interested persons to communicate with members of the Board. Any person who wishes to communicate with a particular director or the Board as a whole, including the Lead Director or any other independent director, may write to those directors in care of Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096. The correspondence should indicate the writer’s interest in the Company and clearly specify whether it is intended to be forwarded to the entire Board or to one or more particular directors. The Corporate Secretary will forward all correspondence satisfying these criteria.
22     AGCO Corp.

PROPOSAL 2
NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NEOs
The Board recommends a vote “FOR” the non-binding advisory resolution to approve the compensation of the Company’s NEOs.

The Board is submitting a “say-on-pay” proposal for stockholder consideration. While the vote on executive compensation is non-binding and solely advisory in nature, the Board and the Talent and Compensation Committee will review the voting results and seek to determine the causes of any negative voting result to better understand any issues and concerns that our stockholders may have. We intend to hold annual say-on-pay votes. Stockholders who want to communicate with the Board or management regarding compensation-related matters should refer to “Stockholder Communication with the Board of Directors” in this proxy statement for additional information.
Our compensation philosophy, program design and application, and the substantive changes that we made during 2021 are described under “Compensation Discussion and Analysis” and the letter from our Talent and Compensation Committee that precedes that discussion.
COMPENSATION PHILOSOPHY AND PROGRAM DESIGN
The Company’s compensation philosophy and program design is intended to support the Company’s business strategy and align executives’ interests with those of stockholders and employees (i.e., pay for performance). A significant portion of the Company’s executive compensation opportunity is related to factors that directly and indirectly influence stockholder value. The Company believes that as an executive’s responsibilities increase, so should the proportion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive (“LTI”) compensation, which supports and reinforces the Company’s pay for performance philosophy.
BEST PRACTICES IN EXECUTIVE COMPENSATION
The Talent and Compensation Committee regularly reviews best practices related to executive compensation to ensure alignment with the Company’s compensation philosophy, business strategy and stockholder focus. The Company’s executive compensation programs consist of the following, several features of which were added in response to stockholder feedback:
•A formal compensation philosophy approved by the Talent and Compensation Committee that targets executive’s total compensation levels (including NEOs) at the median (or 50th percentile) of the market and provides opportunity for upside compensation levels for excellent performance;
•A well-defined peer group of similar and reasonably-sized industrial and manufacturing companies to benchmark NEO and other officer compensation;
•An annual incentive compensation plan (“IC Plan”) that, for 2021 included targets that were 50% based upon adjusted operating margin and 50% based on return on net assets (“RONA”), both of which are adjusted on a sliding scale to address agricultural equipment industry cyclicality; for 2022 the targets have been updated to be based 40% upon adjusted operating margin, 40% on RONA, 10% on “employee engagement,” and 10% on “Customer Satisfaction”;
•A balanced long-term incentive plan (“LTI Plan”) consisting of (i) a performance share plan, which comprises approximately 60% of an NEO’s target LTI award and (ii) restricted stock units, which comprise approximately 40% of an NEO’s target LTI award. The performance share plan, as revised in 2021, includes targets that are 50% based upon three-year revenue growth relative to industry and 50% based upon three-year RONA, both subject to a Total Shareholder Return (“TSR”) modifier;
•Awards under the LTI Plan include a so-called “double trigger” equity vesting in the event of change of control;
•A clawback policy, which allows the Company to take remedial action against an executive if the Board determines that an executive’s misconduct contributed to the Company having to restate its financial statements;
•Stock ownership requirements that encourage executives to own a specified level of stock, which emphasizes the alignment of their interests with those of stockholders;
•Modest perquisites for executives (including NEOs);
•A plan design that mitigates the possibility of excessive risk that could harm long-term stockholder value;
2022 Proxy Statement     23

PROPOSAL 2 NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NEOs
•For new executive employment agreements beginning in 2017 (including Mr. Hansotia’s 2021 employment agreement), no gross-ups for excise taxes on severance payments due to a change of control; and
•A conservative approach to share usage associated with our stock compensation plans.
When the Talent and Compensation Committee considers exceptions from these practices it does so only after careful deliberation and input from its compensation consultant. Ultimately, the Talent and Compensation Committee has and will continue to take action to structure the Company’s executive compensation practices in a manner that is consistent with its compensation philosophy, business strategy and stockholder focus.
We are asking our stockholders to indicate their support for the Company’s NEO compensation as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the Company’s NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the philosophy, policies and practices thereof described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and accompanying narrative set forth in this Proxy Statement.”
24     AGCO Corp.

PROPOSAL 3
RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022
The Board recommends a vote “FOR” the ratification of the Company’s independent registered public accounting firm for 2022

The Company’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examined a number of factors when selecting KPMG LLP, including qualifications, staffing considerations, and independence and quality controls. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2022. KPMG LLP served as the Company’s independent registered public accounting firm for 2021 and is considered to be well-qualified.
In view of the difficulty and expense involved in changing independent registered public accounting firms on short notice, should the stockholders not ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2022 under this proposal, it is contemplated that the appointment of KPMG LLP for 2022 will be permitted to stand unless the Board finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the Board select another independent registered public accounting firm for the following year.
A representative of KPMG LLP is expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.
Other Business
The Board does not know of any matters to be presented for action at the Annual Meeting other than the election of directors, the non-binding advisory resolution to approve the compensation of the Company’s NEOs, and the ratification of the Company’s independent registered public accounting firm for 2022. If any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment.

2022 Proxy Statement     25

PRINCIPAL HOLDERS OF COMMON STOCK
Principal Holders of Common Stock
The following table sets forth certain information as of March 18, 2022 regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company’s common stock. This information is based upon SEC filings by the individual and entities listed below, and the percentage given is based on 74,541,513 shares outstanding.

Name and Address of Beneficial Owner	Shares of Common Stock		Percent of Class
Mallika Srinivasan Old No. 35, New No. 77, Nungambakkam High Road Chennai 600 034, India	12,170,920	(1)	16.3%
Tractor and Farm Equipment Limited Old No. 35, New No. 77, Nungambakkam High Road Chennai 600 034, India	12,150,152		16.3%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	6,347,044	(2)	8.5%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	5,677,333	(3)	7.6%
(1)Includes shares held individually (20,768 shares) and through TAFE (8,886,831 shares) and TAFE Motors and Tractors Limited (3,263,321 shares).
(2)The Vanguard Group has sole voting power with respect to none of its shares, shared voting power with respect to 32,403 of its shares, sole dispositive power with respect to 6,259,592 shares and shared dispositive power with respect to 87,452 of its shares.
(3)BlackRock, Inc. has sole voting power with respect to 5,489,385 shares and sole dispositive power with respect to 5,677,333 shares.

26     AGCO Corp.

PRINCIPAL HOLDERS OF COMMON STOCK
The following table sets forth information regarding beneficial ownership of the Company’s common stock by the Company’s directors, the director nominees, the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the other NEOs and all executive officers and directors as a group, all as of March 18, 2022. Except as otherwise indicated, each such individual has sole voting and investment power with respect to the shares set forth in the table.

Name of Beneficial Owner	Shares of Common Stock(1)	Shares That May be Acquired Within 60 Days	Percent of Class
Michael C. Arnold	14,985	—	*
Sondra L. Barbour	3,851	—	*
P. George Benson(2)	14,878	—	*
Suzanne P. Clark	5,845	—	*
Bob De Lange(3)	1,013	—	*
George E. Minnich	21,763	—	*
Niels Pörksen(4)	—	—	*
David Sagehorn(5)	—	—	*
Mallika Srinivasan(6)	12,170,920	—	16.3%
Matthew Tsien(7)	1,013	—	*
Andrew H. Beck	92,280	—	*
Robert B. Crain	42,966	—	*
Torsten R.W. Dehner	7,556	—	*
Eric P. Hansotia	69,652	—	*
Hans-Bernd Veltmaat	101,342	—	*
All executive officers and directors as a group (22 persons)	12,606,721	—	16.9%
*Less than one percent
(1)Includes the following number of restricted shares of the Company’s common stock as a result of restricted stock grants under the Company’s incentive plans by the following individuals: Mr. Arnold — 759; Ms. Barbour — 1,013; Mr. Benson — 607; Ms. Clark — 1,013; Mr. De Lange — 1,013; Mr. Minnich — 759; Mr. Pörksen — 0; Ms. Srinivasan — 709; Mr. Tsien — 1,013; All directors as a group — 6,986.
(2)Mr. Benson is not standing for re-election.
(3)Mr. De Lange joined the Board on January 1, 2021.
(4)Mr. Pörksen joined the Board on October 21, 2021.
(5)Mr. Sagehorn joined the Board on March 15, 2022.
(6)Includes shares held individually (20,768 shares) and through TAFE (8,886,831 shares) and TAFE Motors and Tractors Limited (3,263,321 shares). Ms. Srinivasan is the Chairman and Managing Director of TAFE and the Company owns a 20.7% interest in TAFE.
(7)Mr. Tsien joined the Board on January 22, 2021.
2022 Proxy Statement     27

Executive Officers
The following table sets forth information as of March 18, 2022, with respect to each person who is an executive of the Company.

Name	Age	Positions
Eric P. Hansotia	53	Chairman of the Board, President and Chief Executive Officer
Bradley C. Arnold	52	Senior Vice President and General Manager, Precision AGCO
Roger N. Batkin	53	Senior Vice President — General Counsel, Chief ESG Officer and Corporate Secretary
Andrew H. Beck	58	Senior Vice President — Chief Financial Officer
Kelvin Bennett	54	Senior Vice President — Engineering
Stefan Caspari	44	Senior Vice President and General Manager, Grain and Protein
Robert B. Crain	62	Senior Vice President — Customer Experience
Seth H. Crawford	50	Senior Vice President and General Manager, Precision Ag and Digital
Torsten R.W. Dehner	55	Senior Vice President and General Manager, Fendt/Valtra
Luis F.S. Felli	56	Senior Vice President and General Manager, Massey Ferguson
Ivory M. Harris	48	Senior Vice President — Chief Human Resources Officer
Josip T. Tomasevic	54	Senior Vice President — Chief Procurement Officer
Hans-Bernd Veltmaat	67	Senior Vice President — Chief Supply Chain Officer
Bradley C. Arnold has been Senior Vice President and General Manager, Precision AGCO since February 2022. Mr. Arnold was Senior Vice President — Product Management from January 2021 to February 2022. Mr. Arnold was Senior Vice President — Global Crop Cycle and Fuse Connected Services from January 2020 to January 2021, Vice President, Global Crop Cycle and Fuse from January 2019 to December 2019, General Manager of Precision Planting LLC from 2014 to 2019, Commercial Services Director from 2012 to 2014 and Director of International Business Development from 2009 to 2012. Prior to joining Precision Planting LLC, Mr. Arnold held various leadership positions at Caterpillar Inc.
Roger N. Batkin has been Senior Vice President — General Counsel, Chief ESG Officer and Corporate Secretary since January 2022. Mr. Batkin was Senior Vice President — General Counsel and Corporate Secretary from January 2018 to January 2022. From 2013 to 2017, Mr. Batkin was Vice President, General Counsel and Corporate Secretary. Mr. Batkin was Vice President, Legal Services and Chief Compliance Officer for Europe/Africa/Middle East and Asia/Pacific from 2010 to 2013. Mr. Batkin was also Director of AGCO’s U.K. Operations between 2009 and 2013. Prior to joining AGCO, Mr. Batkin was an attorney with an international law firm.
Andrew H. Beck has been Senior Vice President — Chief Financial Officer since June 2002. Mr. Beck was Vice President, Chief Accounting Officer from January 2002 to June 2002, Vice President and Controller from 2000 to 2002, Corporate Controller from 1996 to 2000, Assistant Treasurer from 1995 to 1996 and Controller, International Operations from 1994 to 1995.
Kelvin Bennett has been Senior Vice President — Engineering since January 2021. Mr. Bennett was Vice President, Engineering from 2013 to December 2020, Director of Engineering from 2011 to 2013, Chief Engineer from 2009 to 2011, and Engineering Manager from 2007 to 2009. Prior to joining AGCO, Mr. Bennett held various engineering supervisor and managerial position at Clarke (currently Nilfisk Advance) from 2005 to 2007, Dixon (currently Husqvuarna) from 2004 to 2005, and CNH Global N.V. and its predecessors from 1994 to 2004.
Stefan Caspari has been Senior Vice President and General Manager, Grain and Protein since January 2020. Mr. Caspari was Vice President and General Manager, Grain and Protein from April 2019 to December 2019, Vice President, Fuse Connected Services and Technology from 2017 to April 2019, Vice President, Global Strategy and Integration from 2015 to 2017 and Director, Strategy and Integration for Europe/Middle East from 2014 to 2016. Prior to joining AGCO, Mr. Caspari held several leadership positions at Zurich Insurance Group Ltd. and Arthur D. Little consulting firm.
Robert B. Crain has been Senior Vice President — Customer Experience since January 2022. Mr. Crain was Senior Vice President and General Manager, North America from January 2020 to January 2022, Senior Vice President and General Manager, Americas from 2015 to December 2019, and Senior Vice President and General Manager, North America from 2006 to 2014. Mr. Crain held several positions within CNH Global N.V. and its predecessors, including Vice President of New Holland’s North America Agricultural Business, from 2004 to 2005, Vice President of CNH Marketing North America Agricultural business, from 2003 to 2004 and Vice President and General Manager of Worldwide Operations for the Crop
28     AGCO Corp.

EXECUTIVE OFFICERS
Harvesting Division of CNH Global N.V. from 1999 to 2002. Mr. Crain is also Vice Chairman of the Association of Equipment Manufacturers and serves on the Board of Directors of Pacific Ag Rentals.
Seth H. Crawford has been Senior Vice President and General Manager, Precision Ag and Digital since January 2021. Mr. Crawford joined AGCO in 2019 as Vice President, FUSE Connected Services and Technology. Prior to joining AGCO, Mr. Crawford held several positions within John Deere from 1997 to 2019, including Director, Global Customer and Product Support, as well as various senior marketing roles including Worldwide Marketing Director, Construction and Forestry Division, and Marketing Director-Ag & Turf Division, Europe, Russia, North Africa and the Middle East.
Torsten R.W. Dehner has been Senior Vice President and General Manager, Fendt/Valtra since January 2022. Mr. Dehner was Senior Vice President and General Manager, Europe/Middle East from January 2020 to January 2022, Vice President, Global Parts and Europe/Middle East Parts and Services from 2018 to December 2019, Vice President, Purchasing and Materials, Europe/Middle East - Commodity Director Powertrain & Perifery from 2015 to 2018, and Vice President, Purchasing and Materials, Europe/Middle East from 2010 to 2015. Prior to joining AGCO, Mr. Dehner held a number of leadership positions at Behr GmbH & Co. KG.
Luis F.S. Felli has been Senior Vice President and General Manager, Massey Ferguson since January 2022. Mr. Felli was Senior Vice President and General Manager, South America from January 2020 to January 2022. Mr. Felli joined AGCO in 2018 as President, AGCO, South America. Prior to joining AGCO, Mr. Felli held several leadership positions including General Director of Unipar Indupa S.A.I.C. from February 2017 to November 2017, Commercial Operations Director for Eldorado Brasil Celulose S.A. from 2013 to 2017, Operations Vice President for Atvos Agroindustrial Investimentos S.A. from 2008 to 2013, and Executive Vice President for Braskem S.A. from 2006 to 2008. Mr. Felli began his career at FMC Corporation.
Ivory M. Harris-Brown has been Senior Vice President — Chief Human Resources Officer since May 2021. Prior to joining AGCO, Ms. Harris spent 17 years with BASF, where she held HR leadership roles of increasing scope and responsibility throughout her tenure. Her most recent role was Vice President, People Service, US. Previous roles included Vice President, Total Rewards & Corporate HR Solutions, North America and Global Director, Human Resources, Bioscience Research. Ms. Harris also previously held a Senior Project Expert, International Delegation role that was based in Ludwigshafen, Germany.
Josip T. Tomasevic has been Senior Vice President — Chief Procurement Officer since January 2019. From 2011 to 2018, Mr. Tomasevic was Vice President — Global Purchasing Materials. Prior to joining AGCO, Mr. Tomasevic was Head of Corporate Purchasing at Claas KGaA mbH.
Hans-Bernd Veltmaat has been Senior Vice President — Chief Supply Chain Officer since January 2012. Mr. Veltmaat serves on the Industry Executive Advisory Board for the Executive MBA in Supply Chain Management Program at the Swiss Federal Institute of Technology Zurich. Mr. Veltmaat was Senior Vice President — Manufacturing & Quality from 2008 to 2011. Mr. Veltmaat was Group Executive Vice President of Recycling Plants at Alba AG from 2007 to 2008. From 1996 to 2007, Mr. Veltmaat held various positions with Claas KGaA mbH in Germany, including Group Executive Vice President, a member of the Claas Group Executive Board and Chief Executive Officer of Claas Fertigungstechnik GmbH.
2022 Proxy Statement     29

Letter from our Talent and Compensation Committee

HIGHLIGHTS FROM 2021:

•First year of implementation of new executive compensation plan developed in 2020
•Modified short-term metrics for 2022 to add Customer Satisfaction and Employee Engagement to further align goals with strategic objectives
•Continuation of investor outreach focusing on pay for performance and other prior input

Dear Fellow Stockholders,
Attracting and retaining the right leadership for AGCO is one of the Board’s most important responsibilities. As the Talent and Compensation Committee, we are committed to ensuring that AGCO’s leadership team is incented to perform by compensation programs aligned to both our strategy and the creation of long-term stockholder value. With this as our foundation, we have taken a number of actions this year to refine our compensation philosophy and address more comprehensively the impact of cyclicality on setting effective targets.
FRESH PERSPECTIVES. In 2020 we determined that to support an enhanced approach to executive compensation, we needed to bring new views and ideas. In support of this, the Board appointed a new Talent and Compensation Committee Chair in 2020. In addition, after a thorough selection process, and consideration of several firms, we engaged Korn Ferry as our new compensation consultant in 2020. To date, the Committee, with management support and Korn Ferry consultation, has made several key changes to revise our compensation programs to reflect the refined philosophy and input from our stockholders.
STOCKHOLDER ENGAGEMENT AND FEEDBACK. Stockholders’ support of our compensation program at our 2021 annual meeting increased significantly over 2020, with 92% voting in favor of our “say-on-pay” proposal. Despite this favorable feedback and improvement, we seek continued improvement through further understanding of our stockholders’ views. After contacting stockholders representing approximately 73% of our outstanding shares, we held discussions with stockholders representing approximately half of our shares, including seven of the ten largest. We received positive and supportive feedback for the compensation changes made for 2021 and encouragement to include non-financial goals within our compensation approach to provide further alignment with our key stakeholders. This valuable feedback will shape our ongoing approach to compensation practices.
KEY COMPENSATION PROGRAM CHANGES. Effective for 2021, we:
•Changed our performance metrics for short-term and long-term incentive awards
•Introduced a sliding scale approach to adjust annual performance targets to cyclical changes in industry conditions
•Adopted a new relative Total Shareholder Return (TSR) modifier applicable to Performance Shares (PSUs)
•Froze the Executive Nonqualified Pension Plan (ENPP), with a transition to a defined contribution plan consistent with current market practices
For 2022 awards, we revised the performance metrics for short-term incentive awards to include “Employee Engagement” and “Customer Satisfaction,” with the possibility of a modification to the awards for these new nonfinancial metrics based upon the implementation of our recently-updated corporate strategy. We made these changes because we concluded that these particular factors aligned closely with our strategy and warranted special focus by our management team.
As we continue to review and evolve our compensation programs, we remain committed to gathering and incorporating stockholder feedback and welcome your input. We are confident that the changes we have implemented will support AGCO’s attraction and retention of key talent and drive robust business results and stockholder value.
30     AGCO Corp.

LETTER FROM OUR COMPENSATION COMMITTEE
DELIVERING RESULTS. AGCO’S results for 2021 were significantly improved over 2020 with regards to net sales, operating margins and earnings per share, which were all records for the Company. In a year where industry conditions improved significantly over the course of 2021, we believe our new compensation program structure worked as intended. Rather than easily outperforming a fixed goal, our sliding scale approach to target setting resulted in targets that remained appropriately challenging to achieve. As a result, we believe that the compensation awarded to executives for their 2021 performance fairly rewards our executives and their respective teams for their achievements, as discussed in detail in our Compensation Discussion and Analysis.
The Talent and Compensation Committee looks forward to refining our compensation program and obtaining further stockholder feedback during 2022.
TALENT AND COMPENSATION COMMITTEE
Suzanne P. Clark (Chair)
Sondra L. Barbour
P. George Benson
Matthew Tsien
Niels Pörksen
2022 Proxy Statement     31

Compensation Discussion & Analysis
NAMED EXECUTIVE OFFICERS (NEOs)

Andrew H. Beck Senior Vice President, Chief Financial Officer	Robert B. Crain Senior Vice President, Customer Experience	Torsten R.W. Dehner Senior Vice President and General Manager, Fendt/Valtra	Eric P. Hansotia Chairman, President and Chief Executive Officer	Hans-Bernd Veltmaat Senior Vice President, Chief Supply Chain Officer
EXECUTIVE SUMMARY
OUR 2021 BUSINESS PERFORMANCE AND FINANCIAL HIGHLIGHTS

NET SALES ($ BILLIONS)	ADJUSTED OPERATING MARGIN (%)	ADJUSTED EPS ($)

$8.3
$9.4
$9.0
$9.1
$11.1
2017
2018
2019
2020
2021

$10.38
$5.61
$4.44
$3.89
$3.02
2017
2018
2019
2020
2021

32     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
MARKET CONDITIONS
Elevated soft commodity prices supported improved farm income in 2021 despite significantly higher farm input costs. These favorable farm fundamentals resulted in improved demand for agricultural equipment as farmers looked to upgrade their fleets. Global industry retail sales of farm equipment in 2021 were higher across AGCO’s key markets. Future demand for agricultural equipment will be influenced by farm income and farm land values, which largely are the function of commodity and protein prices, general economic conditions, crop yields, weather conditions and government policies and subsidies.
FINANCIAL PERFORMANCE
AGCO delivered record 2021 results highlighted by significantly higher net sales and margins compared to 2020. The performance was fueled by improved global industry demand and focused execution despite considerable supply chain challenges. Net sales for 2021 were approximately $11.1 billion, or 21.7% higher than 2020. Excluding favorable currency translation impacts of approximately 2.2%, net sales for the full year increased approximately 19.6% compared to 2020. Reported income from operations was approximately $1.0 billion in 2021 compared to $599.7 million in 2020. Adjusted operating margins reached 9.1% of net sales in 2021 as compared to 7.0% in 2020. The increase in income from operations in 2021 was primarily the result of improved margins, which benefited from positive pricing impacts and a favorable sales mix that offset substantial inflationary cost pressures. Reported net income was $11.85 per share, and adjusted net income, excluding restructuring expenses and the reversal of valuation allowances previously established against the Company’s deferred tax assets in the United States and Brazil, was $10.38 per share. These results compare to reported net income of $5.65 per share and adjusted net income, which excludes a non-cash impairment charge, restructuring expenses and a gain on sale of an investment, of $5.61 per share for 2020.
Free cash flow, which is defined as net cash provided by operating activities less purchases of property, plant and equipment, was approximately $390.4 million during 2021, as compared to approximately $626.6 million during 2020. Additional working capital requirements caused by higher inventory levels resulted in lower free cash flow for the full year of 2021 versus the same period in 2020.
Adjusted operating margin, adjusted EPS, free cash flow and net sales excluding the impact of currency translation are all non-GAAP measures and we provide reconciliations to the closest GAAP measures in the appendix at the end of this proxy statement.
OVERVIEW
Given the significant challenges created from the COVID-19 pandemic, including considerable supply-chain disruptions, the Talent and Compensation Committee considers our performance during 2021 to be outstanding, supported by improvement in adjusted operating margins and earnings per share. As designed under the new compensation program implemented in 2021, the performance targets for both the short-term IC plan and the LTI plan significantly increased up a “sliding scale” as industry conditions improved throughout 2021. As a result, the performance targets remained appropriately challenging for management to achieve in contrast to fixed targets that would have been easily met given the improvement in industry conditions. In addition, and as further discussed below, the Committee determined it was appropriate to adjust the results of the short-term incentive compensation performance metrics for 2021. After careful consideration and advice from its independent compensation consultants, this judgment was made in order to equitably account for the unforeseen impact of specifically-identified issues caused by the unprecedented supply chain disruptions experienced in 2021. The Committee considers the incentive compensation awards earned by executive management during 2021 to be well aligned with our operational performance.
2022 Proxy Statement     33

COMPENSATION DISCUSSION & ANALYSIS
2020 AND 2021 STOCKHOLDER ENGAGEMENT
RESPONSIVENESS TO STOCKHOLDER FEEDBACK
AGCO undertook a broad outreach to stockholders, contacting holders of approximately 75% of our outstanding shares in 2020 and 73% of our outstanding shares in 2021. Our lead independent director, our Chief Executive Officer, our Chief Financial Officer and, in 2020, the Chair of the Talent and Compensation Committee participated in some or all of these meetings. The full Board had robust discussions and thoughtfully considered our stockholders’ feedback. In response to their feedback, the Compensation Committee took a number of actions:

WHAT WE WERE TOLD	RESPONSE

More closely tie compensation plans to performance and business strategy
Adjusted metrics for the annual incentive and selected new metrics for the long-term incentive (LTI) emphasizing relative performance
Performance share unit grants under the LTI include relative TSR as a payout modifier

Align compensation to reduce the impact of industry volatility	Established performance targets for both short-term and long-term incentives based on a new sliding scale model to account for business cyclicality

Ensure compensation programs are within market levels	Froze the executive defined benefit retirement plan (plan was closed in August 2015 to new entrants) with a transition to an executive defined contribution plan

Disclose compensation plan targets	Enhanced disclosure includes annual incentive (STI) threshold and maximum targets

2022 INCENTIVE PROGRAM OVERVIEW
In light of the changes to our short-term and long-term incentive programs for 2021, there were only modest structural changes for 2022.

	Compensation Vehicle	Measurement Period	Metric	Link to Performance and Strategy
Short-Term Incentive (STI) Program	Annual Incentives	One year	Adjusted Operating Margin (40%) (previously 50%) (sliding scale relative to industry)	Aligns pay with performance and uses sliding scale approach for performance targets to manage cyclicality
			Return on Net Assets (RONA) (40%) (previously 50%) (sliding scale relative to industry)	Margin improvement and sound asset management are key to improving financial performance
			Employee Engagement (10%) (new)	Employee engagement supports employee retention and is critical to our ability to successfully implement our strategy
			Customer Satisfaction (10%) (new)	Improved customer experience leads to better customer retention and improved sales
34     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
In addition, the Talent and Compensation Committee may modify the non-financial target awards based upon progress in the implementation of our recently-updated corporate strategy.

	Compensation Vehicle	Measurement Period	Metric	Mix	Link to Performance and Strategy
Long-Term Incentive (LTI) Program	Performance Share Plan (PSP)	Three years	3-year Revenue growth (50%) (sliding scale relative to industry)		Aligns pay with performance and uses sliding scale approach for performance targets to manage cyclicality
			3-year Return on Net Assets (RONA) (50%) (sliding scale relative to industry)	60%	Revenue and RONA metrics balance between growth and asset return discipline
			Both subject to relative TSR modifier (+/- 20%)		Relative Revenue target and TSR modifier creates stronger pay-for-performance alignment

	Restricted Stock Units (RSUs)	Three years	3-year ratable vesting period	40%	Promotes retention of key talent
	Stock Settled Stock Appreciation Rights (SSARs)	Four years	Discontinued	N/A	Moved to simpler design with two elements
The principal changes between 2020 and 2021 were (i) changes in the core metrics in order to utilize metrics that better align with our business objectives, (ii) the utilization of targets that are adjusted to reflect industry performance, thereby adjusting automatically to reflect industry cyclicality, and (iii) the application of a TSR modifier to LTI awards in order to better tie incentives to shareholder performance. In addition, we discontinued the use of Stock Settled Stock Appreciation Rights (SSARs) in order to amplify the overall design.
For 2022, the two existing metrics for the STI program were reduced from 50% each to 40% each and two new metrics were added for “Employee Engagement” and “Customer Satisfaction.” “Employee Engagement” is based upon the qualitative and quantitative results of AGCO-wide surveys with employees designed to identify trends in employee satisfaction and other feedback that are critical to employee retention, happiness and productivity. “Customer Satisfaction” assesses survey results of customers designed to measure their overall experience with AGCO. In addition, the Committee may modify the non-financial metrics based on its assessment of the implementation of AGCO’s recently-updated corporate strategy.
RELATIONSHIP BETWEEN COMPENSATION METRICS AND FINANCIAL PERFORMANCE

DRIVERS OF OPERATING MARGIN (SHORT-TERM INCENTIVE)	DRIVERS OF RETURN ON NET ASSETS (SHORT-TERM AND LONG-TERM INCENTIVES)	DRIVERS OF 3-YEAR REVENUE GROWTH VS. INDUSTRY (LONG- TERM INCENTIVE, PSUS)

•Focus on profitability •Cost control/expense management •Streamline operations •Near-term business execution	•Focus on profitability •Efficient use of long-term assets •Working capital efficiency •Accountability for acquisition returns	•Market share •Successful execution of business strategy •Focus on customer trends and requirements
2022 Proxy Statement     35

COMPENSATION DISCUSSION & ANALYSIS
FINANCIAL PERFORMANCE AND COMPENSATION METRICS – IMPACT OF CYCLICALITY

NET SALES AND ADJUSTED EPS

Our success depends in large part on the strength of the agricultural equipment industry. Historically, demand for agricultural equipment has been cyclical and generally reflected the economic health of the agricultural industry, which is impacted by a variety of economic and other factors such as commodity prices, farm income and government support. Accordingly, our financial results, including net sales, margins, earnings and cash flows, are heavily dependent on industry conditions in a given year. As reflected above, the global agricultural equipment cycle peaked in 2013, declined significantly starting in 2014 and began improving in 2017. In 2021, industry conditions improved appreciably to above mid-cycle levels driven largely by increases in commodity prices.
Establishing appropriate performance targets is particularly challenging due to the cyclicality of our industry – a cyclicality that often does not reflect the performance of the overall economy. Our objective is to provide targets that, with appropriate performance, are challenging but reasonable within the expected industry conditions over the duration of a performance period. Since industry conditions are difficult to forecast, our compensation payouts historically have varied significantly, largely due to unforeseen changes in conditions.
The compensation structure for 2021 was redesigned to better address industry cyclicality, with the targets for both operating margins and RONA being on a sliding scale tied to the 10-year average sales data for the agricultural equipment industry. The target adjustments are based upon comparing the current fiscal year’s industry sales to the 10-year average. In periods where the industry experiences an increase in sales (such as in 2021), our targets will shift upward to account for the industry improvement. In periods where the industry experiences a decrease in sales, our targets will shift downward to account for industry decline. By adjusting targets to changes in the industry cycle, the targets remain demanding but reasonable regardless of industry conditions, rewarding management for good decisions that take advantage of improving demand, and controlling costs and working capital when demand declines. By normalizing targets for cyclical industry conditions, executives will be rewarded for operational performance and quick response to changing demand.
36     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
ADJUSTING FOR CYCLICALITY IN GOAL-SETTING

HOW SLIDING SCALE GOALS WORK
As an example of how our sliding scale will work in practice, below are visual representations of both the Operating Margin and RONA goals as they will adjust along the 10-year industry sales average axis.

2021 PERFORMANCE EVALUATION AND COMPENSATION
AGCO entered 2021 having met and overcome many of the challenges that it encountered in 2020 following the onset of COVID-19. It had quickly established robust safety protocols for frontline workers, enabling production to continue, and successfully dealt with the steady flow of other issues that arose as a result of the pandemic. As a result, our key measures of performance improved in 2020 compared to 2019. For 2021, we experienced further improvement, with sales increasing by 21.7%, RONA improving by 940 basis points, and adjusted operating margins improving by 210 basis points, these being three of the metrics that are reflected in our new incentive compensation approach. Despite these improvements, 2021 had unexpected challenges of its own, particularly with respect to our supply chain. As the year progressed, key components periodically became unavailable, and we had to incur additional costs to minimize the disruption that this caused to our production and to provide much-needed equipment to farmers. In the evaluation of our 2021 performance targets, we identified and quantified the impacts of the supply chain difficulties in several different areas, and we considered whether adjustments to any of the performance metrics were warranted. In the view of our Talent and Compensation Committee, adjustments are appropriate only where the underlying cause was not reasonably foreseeable, the impact was significant despite the best efforts of our management and other employees, and it would be inequitable to our employees not to make an adjustment. Based upon this standard, the Committee determined that certain adjustments to the 2021 results were warranted as more fully discussed below. Note that this contrasts with 2020 when the Talent and Compensation Committee determined that no adjustments were appropriate.
Our business performance results were reflected in the 2021 pay decisions made by the Talent and Compensation Committee as summarized below:

Base Salary	In January 2021 and May 2021, the base salaries for Messrs. Dehner and Beck were increased by 5% and 7%, respectively. Mr. Hansotia previously received an increase in base salary in connection with his promotion. Otherwise, no increases were made to base salary of Named Executive Officers during 2021.

Short-Term Incentive	Annual incentive awards for 2021 were paid out at 156.5% of target.

Long-Term Incentive	2021 grant was made at target levels of performance for NEOs based on midpoint of range for each respective role.

2022 Proxy Statement     37

COMPENSATION DISCUSSION & ANALYSIS
COMPONENTS OF 2021 EXECUTIVE COMPENSATION

Short-Term	Mid-Term	Long-Term
Fixed	Variable

Base Salary Cash	Incentive Compensation (IC) Plan Cash	Performance Share Plan (“PSP”) Stock	Restricted Stock Units (“RSUs”) Stock

Purpose
Market-competitive base salary reflecting contribution, background, knowledge, skills and performance	Annual cash incentive based on achievements of key financial targets	Based on AGCO’s performance vs. pre-established goals aligned with generating stockholder value over the long-term	Employee Retention

Performance Period
N/A	1 year	3 years	3-year cliff vesting

Performance Measures
N/A	Adjusted Operating Margin as a % of Net Sales (50%) Return on Net Assets (50%)	Revenue Growth (50%) Return on Net Assets (50%) Subject to a TSR modifier relative to an agribusiness index	Stock Price Appreciation

We believe that as an executive’s responsibilities increase, so should the portion of his or her total pay comprised of incentive compensation. As illustrated below, in 2021, on average, over 70% of our NEO compensation was variable or “at risk” and tied to AGCO’s performance, with the greatest portion associated with long-term incentives:

CHIEF EXECUTIVE OFFICER	OTHER NEOs

71%
Target LTI
13%
Base Salary
16%
Target Bonus
87%
At-Risk Pay*

46%
Target LTI
28%
Base Salary
26%
Target Bonus
72%
At-Risk Pay*

38     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
2021 BASE SALARY
Base salary for NEOs establishes the foundation of total compensation and supports attraction and retention of qualified executives. Each NEO’s base salary is generally targeted at median levels of executives with similar roles and responsibilities at other industrial companies of similar revenue and complexity.
Base salary increases are primarily performance driven, but adjustments may be made to recognize additional responsibilities or market inequities. As previously discussed, Mr. Hansotia did receive a raise at the beginning of 2021 in connection with his promotion, and Messrs. Beck and Dehner received raises during 2021 to align their compensation with similar positions consistent with our policy.

	2020	2021	% Change
Mr. Beck	$660,539	$691,364	5%
Mr. Crain	$605,986	$605,986	—%
Mr. Dehner(1)	$511,824	$551,599	8%
Mr. Hansotia	$727,100	$1,150,000	58%
Mr. Veltmaat	$616,177	$616,177	—%
(1)Mr. Dehner’s base salary was 504,000 Swiss francs in 2021 as compared to 480,000 Swiss francs in 2020, for a change in local currency of 5%.
2021 ANNUAL INCENTIVE
Annual incentives are intended to facilitate alignment of management with corporate objectives in order to achieve outstanding performance and to meet specific AGCO financial targets. Incentive plan performance measures and targets are evaluated annually to ensure they support our strategic business objectives.
Incentive compensation is based on our performance, as well as the contribution of executive officers through the leadership of their respective regional or functional areas. For 2021, incentive compensation awards for all NEO’s and senior vice presidents were based 100% on corporate goals for global alignment purposes. Incentive compensation opportunities are expressed as a percentage of each executive officer’s base salary. The annual award opportunities for the NEOs in 2021 were:
2021 ANNUAL INCENTIVE OPPORTUNITIES

	Opportunity as a Percentage of Base Salary
Name	Minimum Award	Target Award	Maximum Award
Mr. Beck	50%	100%	200%
Mr. Crain	45%	90%	180%
Mr. Hansotia	63%	125%	250%
Mr. Dehner	45%	90%	180%
Mr. Veltmaat	45%	90%	180%
The corporate objectives and targets are set at the beginning of each year and approved by the Talent and Compensation Committee based upon the prior year results as well as a budget approved by the Finance Committee. Unless determined otherwise, the Talent and Compensation Committee excludes restructuring and certain other items from the calculation of adjusted operating margin as a percentage of net sales and return on net assets in order to ensure the calculations are equitable and reflect normalized operating results. In addition, the Talent and Compensation Committee has the ability to make adjustments based upon other appropriate circumstances.
The charts below summarize the performance measures, weightings, and results that the Talent and Compensation Committee approved for the 2021 annual incentive.
2022 Proxy Statement     39

COMPENSATION DISCUSSION & ANALYSIS
DESCRIPTION OF PERFORMANCE MEASURES

PERFORMANCE MEASURE	DEFINITION	RATIONALE

Adjusted Operating Margin as a Percentage of Net Sales	Adjusted income from operations divided by net sales. This measure excludes restructuring expenses and certain other items approved by the Talent and Compensation Committee.	Margin improvement links to earnings and is key to increasing company performance and stockholder value.

Return on Net Assets	Adjusted income from operations divided by net assets. This measure excludes restructuring expenses and certain other items approved by the Talent and Compensation Committee.	Return on net assets promotes improving returns through an efficient use of capital and is an important indicator of stockholder value.

2021 ANNUAL INCENTIVE PAYOUTS
As described previously, the targets for the annual incentive plan are adjusted on a sliding scale relative to actual industry conditions in order to address industry cyclicality. As a result, the performance targets increased significantly as industry conditions improved throughout 2021. Consequently, the performance targets remained appropriately challenging for management to achieve in contrast to fixed targets that would have been easily met given the improvement in industry conditions. In addition, during 2021, AGCO experienced several significant and unexpected challenges, caused by disruptions in the global supply chain. In particular, parts and components were not delivered timely, thereby disrupting production flow. These challenges impacted our costs and results as we took extraordinary measures to complete production in order to deliver equipment to farmers. These impacts included re-assembly of equipment after receipt of missing parts as well as additional logistics costs to expedite components to meet production schedules offset by savings in travel and sales promotion activities achieved due to COVID-19 restrictions.
With the assistance of its independent compensation consultants, the Talent and Compensation Committee assessed these and other factors in order to determine whether an adjustment should be made to the 2021 performance metrics. The Committee considered whether and to what extent the underlying causes were reasonably foreseeable and whether the impact was significant despite the best efforts of management and other employees. It also considered ancillary factors such as the Committee’s decision not to make an adjustment to 2020 performance metrics, as well as the competitiveness of the labor market. In addition, the Committee reviewed AGCO’s overall 2021 financial performance in comparison to the challenging sliding scale targets. After careful review, the Committee determined to make certain allowances for the purposes of calculating the performance metrics.
As a result of the overall performance of the agricultural equipment industry, the targets for operating margin and return on net assets were increased on a sliding scale by approximately 140 basis points and 700 basis points, respectively, in order to reflect the industry’s cyclical status in 2021. In addition, the Committee approved allowances to increase adjusted operating margin by approximately 50 basis points and return on assets by approximately 150 basis points to take into account the unusual factors that impacted results as discussed above.
Accordingly, the Talent and Compensation Committee determined that AGCO performed at 156.5% of the established short-term incentive target for 2021.
2021 ANNUAL INCENTIVE PERFORMANCE MEASURES AND RESULTS

Measure	Weight	Bonus Objective	Percent Achieved	Earned Award

Adjusted Operating Margin as a Percentage of Net Sales			190%	95%

Return on Net Assets			123%	61.5%

40     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
Comparison between 2021 payouts and prior year payouts are difficult given the significant changes in compensation structure for 2021 relative to prior years. However, as a general proposition the payouts for 2021 were less than they would have been under the compensation structure that was in place in 2020. For 2022, the goals have been increased from the goals for 2021 and new factors have been added to the short-term performance metrics. The short-term incentive payouts in 2021 were as follows:

Name	As a % of Salary	Actual Amount
Mr. Beck	157%	$1,081,639
Mr. Crain	141%	$853,259
Mr. Hansotia	196%	$2,248,969
Mr. Dehner	141%	$762,598
Mr. Veltmaat	141%	$867,608
LONG-TERM INCENTIVE
LTI is intended to engage executives in achieving longer-term performance goals and to make decisions in the best interest of the stockholders. LTI performance goals are reviewed annually to ensure they are appropriately aligned with stockholder interests and the strategic business objectives of AGCO.
In January 2021, the Talent and Compensation Committee approved long-term incentive awards for 2021 eligible plan participants. The target award levels for each award type were set at median level of market competitiveness.
The following table summarizes the mix and performance measurements for each form of equity awarded to our NEOs for 2021 under our LTI Plan:

AWARD TYPE	MEASUREMENT	RATIONALE

Performance Share Plan (“PSP”): 60%	•50% 3-year Revenue Growth •50% 3-year Return on Net Assets (“RONA”)	Both metrics are meaningful measures of our performance and have a strong correlation to generating stockholder value over the long-term

Restricted Stock Units (“RSUs”): 40%	•Stock price appreciation	Alignment with long-term stockholder value

2019 – 2021 PERFORMANCE SHARE PLAN
Targets set for the 2019-2021 Performance Share plan were set at the beginning of the three-year period. At the conclusion of the cycle, the Talent and Compensation Committee determined that, based on the Company’s performance, we achieved “target” with respect to operating margin for 2019 and 2020 and above “target,” but not outstanding in 2021, and above “target” with respect to Return on Net Assets for 2019 and “outstanding” for 2020 and 2021. The Committee made no adjustments to operating income for 2021 for PSP awards.
•As the goals were established during a lower point in the global agricultural market and we performed above expected levels, we generally outperformed the Company’s “expected results” level performance goals for EPS and ROIC.
•The weighted average performance for the 2019-2021 three-year PSP performance cycle was 157% for the three years.
2022 Proxy Statement     41

COMPENSATION DISCUSSION & ANALYSIS
The target award and actual number of shares received by the NEOs for the three-year PSP performance cycle (2019-2021) are shown below:

	Three-Year Performance Cycle (2019-2021)
Name	Target Award (100%)	Actual Award (157%)
Mr. Beck	12,600	19,821
Mr. Crain	10,100	15,889
Mr. Hansotia	12,900	20,295
Mr. Dehner	700	1,100
Mr. Veltmaat	10,100	15,889
2021-2023 PERFORMANCE SHARE PLAN (PSP)
Targets for the 2021-2023 performance cycle were set based upon the following:
•For RONA, the target was set on a relative industry sliding scale above the target set for RONA in the short term IC plan for 2021 to reflect an expectation of improvement for a three-year compared to a one-year target.
•For Revenue Growth, the target was set based on achieving revenue above the relative industry performance for the three-year period.
We consider the specific target goals for PSP awards for uncompleted cycles to be confidential due to competitive harm. The Talent and Compensation Committee believes it is important to establish incentive targets that incorporate stretch performance expectations and reward for exceeding defined performance and results. Disclosures of these goals prematurely may mislead investors as they may not fully appreciate the “stretch” nature of the goals.
MATRIX OF AWARD OPPORTUNITIES FOR AWARDS GRANTED IN 2021

	Return on Net Assets
	Below Threshold	Threshold	Target	Outstanding
Outstanding	100.0%	116.5%	150.0%	200.0%
Target	50.0%	66.6%	100.0%	150.0%
Threshold	16.5%	33.3%	66.6%	116.5%
Below Threshold	0%	16.5%	50.0%	100.0%
If the actual performance of the goal falls in between the established goals for threshold, target and outstanding performance, the associated payout factor will be calculated using a straight-line interpolation between the two goals. In addition, the shares earned are subject to a TSR modifier that is determined at the end of the three-year performance cycle, that could result in an increase or a reduction of shares earned by 20%, dependent on the quartile of performance relative to an agribusiness index. Unless determined otherwise, the Talent and Compensation Committee excludes restructuring and certain other items from the calculations of Return on Net Assets in order to ensure the calculations are equitable and reflect normalized operating results and actions are not discouraged by their projected impact on the awards (this approach also applies to annual incentive compensation calculation of margin).
THE TALENT AND COMPENSATION COMMITTEE
The Talent and Compensation Committee approves all compensation for executive officers, including the structure and design of the compensation programs. We perform competitive market analysis with respect to cash compensation, long-term equity incentives and executive retirement programs in order to enable the Committee to review, monitor and establish appropriate and competitive compensation guidelines, determine the appropriate mix of compensation programs and establish the specific compensation levels for our executives. The Talent and Compensation Committee also exercises its judgment as to what is in the best interests of the Company and its stockholders.
42     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
The process for compensation decisions made by the Talent and Compensation Committee involves:
•Reviewing the prior year say-on-pay voting results,
•Considering feedback received from stockholders throughout the year,
•Obtaining recommendations and market data from our independent compensation consultant,
•Assessing business climate and industry factors,
•Receiving input from our CEO and other senior members of management,
•Evaluating NEO performance in alignment with Company goals, and
•Overseeing succession planning.
PAY GOVERNANCE AND PAY FOR PERFORMANCE PHILOSOPHY
The compensation provided to our senior leaders is guided by pay-for-performance and the following principles:

Philosophy	Approach

Align with Stockholders Interests	Compensation paid should align directly with the long-term interests of our stockholders, and our executives should share with them in the performance and value of our common stock.

Support Business Strategy	Compensation should be based on challenging Company performance and strategic goals, which are within our executive’s control and reward performance aligned with AGCO’s strategy, values, and desired behaviors.

Pay for Performance	Target compensation should have an appropriate mix of short-term and long-term pay elements. In general, compensation is highly weighted - on average, over 70% - to variable or “at risk” compensation.

Encourage Executive Stock Ownership	Executives should meet minimum requirements for share ownership.

Competitive Compensation - Attract and Retain Quality Management	Executive pay is market competitive, but also performance-based and structured so that it addresses retention, recruitment, market scarcity and other business concerns.

WHAT WE DO:
Talent and Compensation Committee composed entirely of independent directors who are advised by an independent compensation consultant
Talent and Compensation Committee annually reviews financial performance objectives in our annual and long-term incentive plans
Annual and long-term incentive plans with performance objectives aligned to business goals
Long-term vesting period for equity awards
Compensation programs support a conservative approach to share usage
Double-trigger equity vesting in the event of change-in-control
Require substantial stock ownership for all executive officers
Clawback provisions in plans

WHAT WE DON’T DO:
  No tax gross-ups on change-in-control benefits (for all employment contracts since 2017 including the new CEO contract)
  Encourage excessive or unnecessary risk-taking
  Reprice equity awards without shareholder approval
  Allow directors or executives to engage in hedging or pledging of AGCO’s securities

2022 Proxy Statement     43

COMPENSATION DISCUSSION & ANALYSIS
COMPENSATION CONSIDERATIONS
The Talent and Compensation Committee reviews recommendations from management, and with input from its independent compensation consultant, considers various factors when making executive compensation decisions, including:
•The cyclical nature of the business
•Agricultural equipment industry outlook
•Performance relative to peers and competitors
•Current competitive market conditions
•Key areas management can influence results over the short- and long-term
•Development and retention of top talent

CEO EMPLOYMENT AGREEMENT
In connection with his promotion to Chairman, President and Chief Executive Officer, effective January 1, 2021, AGCO entered into an amended and restated employment agreement with Mr. Hansotia. The agreement generally is consistent with Mr. Hansotia’s prior employment agreement, and, among other things, provides for:
•An increase in his annual base salary to $1,150,000 (from $727,100)
•Participation in annual and long-term incentive programs
•Severance benefits of two years (three years in the event of a change in control) in the event of a termination without “cause” or by Mr. Hansotia for “good reason”
•Enhanced severance benefits in the event of a termination in the event of a change of control – a so-called “double trigger”
•Retirement benefits per the Executive Non-qualified Pension Plan (ENPP)
•A company car and reimbursement for customary expenses
•Reimbursement of the cost of one club membership
•Term life insurance equal in value to six-times his base salary
•The lesser of $100,000 of use or up to 50 hours of flight time annually for personal use of the Company-provided aircraft based on any incremental cost to the Company as determined under Securities and Exchange Commission disclosure rules. We subsequently eliminated the $100,000 limit as it was substantially duplicative of the hour limitation and difficult to compute on a real-time basis prior to year-end.
The agreement also contains customary non-compete, non-solicitation and confidentiality provisions. In connection with the amendment and restatement of his contract, Mr. Hansotia’s prior right to a tax gross-up was deleted.
In negotiating Mr. Hansotia’s agreement, the Talent and Compensation Committee was assisted by its independent compensation consultant and believes that the final agreement is consistent with market practices. In addition, the Talent and Compensation Committee took into account Mr. Hansotia’s permitted use of the Company-provided aircraft in establishing his compensation.
BENCHMARKING COMPENSATION TO PEERS
The Talent and Compensation Committee’s goal is to provide base salary, target total cash compensation (base salary plus target bonus opportunity) and target total direct compensation (target total cash plus target LTI opportunity) for each NEO that is competitive with the median levels of other industrial companies of similar size and complexity.
44     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
The Talent and Compensation Committee annually reviews the peer group for compensation comparisons and makes updates as needed to ensure that the included companies are appropriate comparators for determining whether total compensation for NEOs aligns with market. In determining the appropriate peer group, the Talent and Compensation Committee considers the attributes of company size as well as similarity of industry and business, as outlined in the table below.

PEER GROUP – SELECTION PROCESS
REVIEW OF CURRENT COMPENSATION PEER GROUP
REVIEW CRITERIA
Our assessment of potential peer companies involved a series of key guidelines and parameters along with sound judgment to arrive at an appropriate compensation peer group. Note that not all compensation peer companies match all criteria, and not all criteria are of equal importance.

Review Items	Review Criteria	Consideration
Size	•Revenue falls within a range of ~0.3x to ~3x AGCO’s FY20 annual revenues
•For most companies, revenue is a proxy for business complexity and has the highest correlation to executive pay opportunity
•Market cap is also a useful reference (when combined with revenue). We typically consider potential peers that fall within a wider range of ~0.2x to ~5x of the Company market cap

Similar Industry	Compete within the following similar industries: •Machinery Industry •Building Products Industry •Automobile Manufacturer/Parts & Equipment •Aerospace and Defense
•Industry serves as a good reference for a company’s competition for business, capital, and talent
•For AGCO, there are a limited number of public Ag/Farm Machinery companies, so we expanded our search to include other machinery and equipment companies

Business Similarity
•Manufacturer of heavy-duty equipment and/or parts
•International sales of more than 30% of total sales
•Digitalization as a key initiative
•Does not rely on one single dealer or distributor (sales no more than 10% of total sales)
•These factors may impact the Company’s organization structure, market risk, KPls, sales forces, and other factors, which will eventually impact the Company’s pay program design
With the assistance of its independent consultants, the Talent and Compensation Committee reviewed our peer group in July 2021 and decided not to make any changes. The composition of the current peer group (17 companies) is shown below. (Previously the Talent and Compensation Committee had eliminated Terex Corporation, which had been used as a peer in 2020.)

BorgWarner Inc. Cummins, Inc. Dana Incorporated Dover Corporation Flowserve Corporation Illinois Tool Works Inc.	Wabtec Corporation Thor Industries Navistar International Corporation Oshkosh Corporation PACCAR Inc. Parker Hannifin Corporation	Xylem Inc. Rockwell Automation, Inc. Stanley Black & Decker Trane Technologies PLC. Textron Inc.

2022 Proxy Statement     45

COMPENSATION DISCUSSION & ANALYSIS
EXECUTIVE COMPENSATION AND RISK MANAGEMENT
The Talent and Compensation Committee regularly reviews compensation plans and practices to ensure they are appropriately structured and aligned with business objectives, and not designed to encourage executives to take unwarranted risks. Specifically, the overall design of the compensation philosophy and plans mitigate risks because:
•the financial performance objectives of the short- and long-term incentive plans are reviewed and approved annually by the Board;
•the plans consist of multiple performance objectives, thus lessening the focus on any one in particular;
•short- and long-term incentive payouts are capped for all participants; and
•the Company has in place a clawback provision that can require the return of incentive compensation.
STOCK OWNERSHIP REQUIREMENTS
The Company requires its directors and officers to own AGCO shares as it emphasizes the alignment of their interests with those of stockholders. The Board reviewed and updated the requirements effective 2021. The ownership program covers all directors and executive officers. The requirements are as follows:
•Chief Executive Officer to own common stock, or other equity equivalents, equal in value to six times annual salary
•Other Executive Officers to own common stock, or other equity equivalents, equal in value to three times their respective annual salaries
•Non-employee directors to own common stock, or other equity equivalents, equal in value to five times the value of the annual retainer
Any person becoming a director or executive officer has five years from his or her election or promotion, or from an increase in the requirement, to comply with the stock ownership requirements. A person is considered to be in compliance once the minimum ownership level is reached (if he or she continues to hold at least the number of shares that initially was required regardless of the change in market value of the underlying equity securities). Our directors and executive officers all met the requirements that were applicable as of December 31, 2021.
OTHER COMPENSATION, BENEFITS AND CONSIDERATIONS
POST-TERMINATION AND CHANGE IN CONTROL BENEFITS
Employment agreements with the executives provide severance benefits when the termination is without “cause” or for termination with “good reason.” The size of the severance benefits depends on whether the termination involved a change of control.
SEVERANCE BENEFITS WITHOUT A CHANGE OF CONTROL
For terminations by the Company without “cause” or by an executive for “good reason” that do not involve a change of control, the severance benefit includes:
•The executive will receive his or her base salary for a period of one or two years and a pro rata portion of the annual incentive to which the executive would have been entitled for the year of termination had the executive remained employed for the entire year.
•Specifically, for the NEOs, Messrs. Crain, Dehner and Veltmaat will receive their respective base salaries and annual incentives for one year upon termination, and Messrs. Hansotia and Beck will receive their respective base salaries and annual incentives for two years upon termination.
•A terminated executive also is entitled to receive any vested benefits under the ENPP payable beginning at age 65.
46     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
SEVERANCE BENEFITS TRIGGERED ON TERMINATION FOLLOWING A CHANGE OF CONTROL
For terminations by the Company without “cause” or by an executive for “good reason” that follow a change of control the severance benefit includes:
•For Mr. Hansotia, three times, and for the other NEOs two times their respective base salaries in effect at the time of termination.
•For all NEOs, a pro-rata portion of their respective annual incentives earned for the year of termination.
•For Mr. Hansotia three times, and for the other NEOs two times, the three-year average of their respective annual incentives received during the prior two completed years and the current year’s trend.
In addition to the cash severance payments, certain vesting benefits exist:
•All unvested equity awards include a “double-trigger” provision that states that vesting is contingent on a change in control and either termination of employment or failure of the acquiring company to assume outstanding equity grants or provide participants with the value equal to that of the unvested equity grants.
•All benefits under the ENPP that have been earned based on years of service also become vested upon a change of control.
Executives with employment agreements prior to 2017 are entitled to receive a gross-up for excise taxes due on any of the change of control payments described above, other than ordinary income taxes associated with payouts from a change of control. Based upon discussions with stockholders, we eliminated the gross-up for excise taxes on severance payments due to a change in control for any executive receiving an employment agreement in 2017 and beyond. Under the provision of Mr. Hansotia’s new employment contract, there is no excise tax gross-up for severance payments.
For purposes of these benefits, a “change of control” occurs, in general, when either (i) one or more persons acquire common stock of the Company that, together with other stock owned by the acquirers, amounts to more than 50% of the total fair market value or total voting power of the stock, (ii) one or more persons acquire during a 12-month period stock of the Company that amounts to 30% or more of the total voting power of the stock, (iii) a majority of the members of our Board of Directors are replaced in any 12-month period by directors who are not endorsed by a majority of the directors then in office, or (iv) with some exceptions, one or more persons acquire assets from the Company that have a total fair market value equal to or greater than 40% of the aggregate fair market value of all of our assets.

2022 Proxy Statement     47

COMPENSATION DISCUSSION & ANALYSIS
RETIREMENT AND OTHER BENEFITS
Executive officers participate in our various employee benefit plans designed to provide retirement income. Our qualified and nonqualified pension plans provide a retirement income base, and our qualified and nonqualified 401(k) plans permit additional retirement savings. To encourage retirement savings under the qualified and nonqualified 401(k) plans, we provide an employer matching contribution (as noted below).

PLAN TYPE	DESCRIPTION	STATUS

AGCO 401(k) Plan	For the Company’s 401(k) plan, we generally contributed approximately $13,050 to each eligible executive’s 401(k) account during 2021, which was the maximum contribution match allowable under the Company’s 401(k) plan.	Active

Executive Nonqualified Pension Plan (ENPP)	The ENPP provides the Company’s eligible US-based executives with retirement income for a period of 15 years based on a percentage of their final average compensation, including base salary and annual incentive bonus, reduced by the executive’s social security benefits and 401(k) plan benefits attributable to employer matching contributions. In addition, one executive will have his benefits continue as a lifetime annuity after the 15-year certain period ends (i.e., at age 80).	ENPP frozen to future salary benefit accruals as of December 31, 2024 Lifetime Annuity eliminated (for participants reaching age 65 subsequent to December 31, 2022)

Executive Defined Contribution (DC)	The DC plan provides deferred compensation to a select group of US-based executives. The Company annually accrues 10% of the executive officer’s salary and incentive compensation, less any matching contributions we made during the year with respect to the executive’s contributions to the Company’s 401(k) plan. Executives who currently participate in the ENPP are transitioning to the DC plan in connection with the freeze of the ENPP.	Active

Executives also participate in our other benefit plans on the same general terms as other employees. These plans may include medical, dental and disability insurance coverage.
In response to stockholder feedback and benchmarking of retirement plan offerings within our relative peer group, effective March 10, 2021, the lifetime annuity offering of the Executive Nonqualified Pension Plan (ENPP), was eliminated for any participants reaching age 65 subsequent to December 31, 2022.
In addition, the ENPP will be frozen to future salary benefit accruals as of December 31, 2024. No further accruals to the executive retirement benefit for compensation or service changes will be made after that date. As of January 1, 2025, any remaining participants will be transitioned to our Executive Defined Contribution plan.

LIMITED PERQUISITES

We believe that cash and incentive compensation should be the primary focus of compensation and that perquisites should be modest.
•The primary perquisites available to executives are the use of a leased automobile and the reimbursement of dues associated with a social or athletic club.
•Supplemental life and disability insurance is also provided for executives. The life insurance generally provides for a death benefit of six times the executive officer’s base salary.
•For executives on international assignments, certain additional expatriate and relocation benefits are provided.
•Mr. Hansotia is allowed limited use of our leased aircraft for personal use. The cost of this use was considered as part of the establishment of Mr. Hansotia’s compensation. No other executives are allowed personal use.

48     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
CLAWBACK POLICY
We have a Compensation Adjustment and Recovery Policy. Pursuant to the policy, If the Board learns of any misconduct by an officer or AGCO or one of its subsidiaries that contributed to our having to restate our published financial statements, it shall take, or direct management to take, such action as the Board deems reasonably necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, take remedial action against the individual in violation of the policy. In determining whether to remedial action is appropriate, the Board will take into account such factors as it deems relevant, including whether the misconduct reflected negligence, recklessness, or intentional wrongdoing. Remedial action may include dismissal and initiating legal action against the officer.
In addition, the Board will, to the full extent permitted by governing law, in all appropriate cases, direct management to seek reimbursement of any bonus or incentive compensation awarded to an officer, or effect the cancellation of unvested, restricted or deferred equity awards previously granted to an officer, if: (i) the amount of the bonus or incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced as part of a restatement; (ii) the officer engaged in intentional wrongdoing that contributed to the restatement; or (iii) the amount of the award would have been lower had the financial results been properly reported.
In determining what action to take or to require management to take, the Board may consider, among other things, penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities, the impact upon us in any related proceeding or investigation of taking remedial action against an officer, and the cost and likely outcome of taking remedial action. The Board’s power to determine the appropriate remedial action is in addition to, and not in replacement of, remedies imposed by or available under applicable law.
Without by implication limiting the foregoing, following a restatement of the Company’s financial statements, we also shall be entitled to recover any compensation received by the Chief Executive Officer and Chief Financial Officer that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.
The policy further specifies that the authority vested in the Board under the policy may be exercised by any committee thereof. In addition, this policy will be evaluated after the SEC issues final rules implementing the clawback provisions set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act.
HEDGING AND PLEDGING POLICY
Our Hedging and Pledging Policy prohibits Board members and officers from directly or indirectly, pledging with respect to any equity securities of the Company, or hedging with respect to any equity securities of the Company. For these purposes, “pledging” includes the intentional creation of any form of pledge, security interest, deposit, lien or other hypothecation, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any equity securities, whether with or without notice, consent, default or otherwise, but does not include either the involuntary imposition of liens, such as tax liens or liens arising from legal proceedings, or customary purchase and sale agreements, such as Rule 10b5-1 plans, and “hedging” includes any instrument or transaction, including put options and forward-sale contracts, through which the Insider offsets or reduces exposure to the risk of price fluctuations in a corresponding equity security. For these purposes, “equity securities” include the Company’s common stock, preferred stock and options and other securities exercisable for, or convertible into, settled in, or measured by reference to, any other equity security determined on an as-exercised and as-converted basis. The equity securities attributable to a board member or officer for these purposes shall include equity securities attributable to the board member or officer under either Section 13 or Section 16 of the Exchange Act, provided that equity securities owned by entities shall be included only if the board member or officer directly or indirectly controls a majority of the equity securities of the entity or otherwise directly controls those equity securities of the Company. Pledges of equity securities made by board members or officers prior to December 3, 2020 (each a “Grandfathered Pledge”) in compliance with the Company’s prior pledging policy may remain pledged until such time when the Grandfathered Pledges are terminated. Equity securities that are pledged shall not be counted toward the ownership requirements under other policies of the Company.
2022 Proxy Statement     49

Summary of 2021 Compensation
The following table provides information concerning the compensation of the NEOs for the Company’s three most recently completed years ended December 31, 2019, 2020 and 2021.
In the column “Salary,” we disclose the amount of base salary paid to the NEO during the year.
In the columns “Stock Awards” and “SSAR Awards,” we disclose the award of stock, SSARs or RSUs measured in dollars and calculated in accordance with ASC 718. For SSARs, the ASC 718 aggregate grant date fair value per share is based on certain assumptions that the Company explains in Note 10 to our Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2021. For awards of stock, the ASC 718 aggregate grant date fair value per share is equal to the closing price of our common stock on the date of grant decreased by the present value of the future dividends estimated to be distributed. For the 2021 PSP awards that included a market condition, the company measured the fair value using a Monte Carlo simulation. The amounts disclosed as the aggregate grant date fair value of the stock awards granted under the PSP are computed at the probable outcome of the performance conditions, or “target” level. The actual amounts that will be earned are dependent upon the achievement of pre-established performance goals. Please also refer to the table below under the caption “2021 Grants of Plan-Based Awards.”
In the column “Non-Equity Incentive Plan Compensation,” we disclose amounts earned under our IC Plan. The amounts included with respect to any particular year are dependent on whether the achievement of the relevant performance measure was satisfied during the year.
In the column “Change in Pension Value and Non-Qualified Earnings,” we disclose the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial benefit plans (including supplemental plans) in 2021.
In the column “All Other Compensation,” we disclose the sum of the dollar value of all perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000.
The Company currently has employment agreements with Messrs. Beck, Crain, Dehner, Hansotia and Veltmaat. The employment agreements provide for current base salaries at the following annualized rates per annum: Mr. Beck — $691,364; Mr. Crain — $605,986; Mr. Dehner - $551,599; Mr. Hansotia — $1,150,000 for 2021, and Mr. Veltmaat — $616,177. Messrs. Beck, Crain, Hansotia and Veltmaat’s employment agreements continue in effect until terminated in accordance with their terms. Actual amounts paid in the year vary slightly due to timing of pay periods. In addition to the specified base salary, the employment agreements provide that each executive officer shall be entitled to participate in benefit plans and other arrangements generally available to senior executive officers of the Company.
50     AGCO Corp.

2021 Summary Compensation Table

Name and Principle Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	SSAR Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non- Qualified Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Andrew H. Beck Senior Vice President — Chief Financial Officer	2019	655,729	—	1,030,093	206,388	852,448	2,073,667	42,098	4,860,423
	2020	660,539	—	861,779	156,337	1,193,924	2,215,920	40,663	5,129,162
	2021	691,364	—	1,223,802	—	1,081,639	—	45,106	3,041,911
Robert B. Crain Senior Vice President —Customer Experience	2019	603,016	—	827,784	165,564	705,528	1,884,396	53,670	4,239,958
	2020	605,986	—	690,841	125,562	985,788	1,915,155	48,901	4,372,233
	2021	605,986	—	979,018	—	853,259	—	53,405	2,491,668
Torsten R.W. Dehner Senior Vice President and General Manager, Fendt and Valtra	2019	422,612	—	254,290	—	248,124	138,109	22,014	1,085,149
	2020	511,824	—	690,841	125,562	839,637	290,945	25,933	2,484,742
	2021	551,599	—	979,018	—	772,675	—	23,364	2,326,656
Eric P. Hansotia Chairman, President and Chief Executive Officer	2019	710,575	—	1,054,619	210,924	923,747	667,792	47,840	3,615,497
	2020	727,100	—	890,269	160,030	1,314,233	1,341,879	55,813	4,489,324
	2021	1,150,000	—	6,978,345	—	2,248,969	652,962	151,472	11,181,748
Hans-Bernd Veltmaat Senior Vice President — Chief Supply Chain Officer	2019	611,690	—	827,784	165,564	715,678	1,540,452	49,895	3,911,063
	2020	616,177	—	690,841	125,562	1,002,366	1,010,333	64,249	3,509,528
	2021	616,177	—	979,018	—	867,608	1,035,211	71,938	3,569,952
(1)Stock Awards for 2019
In 2019, awards were granted under the 2019-2021 three-year performance cycle under the PSP, where the awards earned are based on the average of each year in the three-year performance cycle, and RSUs that vested in equal installments over three years from the date of grant. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718 in relation to the 2019-2021 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant, and the grant date fair value of RSUs.
The values of the awards on the date of grant at the actual achieved level of performance are as follows: Mr. Beck — $1,209,437; Mr. Crain — $969,469; Mr. Dehner — $67,191; Mr. Hansotia — $1,238,233; and Mr. Veltmaat — $969,469. The pre-established performance goals for three-year performance cycle under the PSP were achieved at 157% or above “target.”
The following were the value of the RSUs on the date of grant: Mr. Beck — $261,367; Mr. Crain — $211,583; Mr. Dehner - $211,583; Mr. Hansotia — $267,590; and Mr. Veltmaat —$211,583.
Stock Awards for 2020
In 2020, awards were granted under the 2020-2022 three-year performance cycle under the PSP, where the awards earned are based on the average of each year in the three-year performance cycle, and RSUs, where the awards were granted with a three-year cliff-vesting period beginning on the date of grant, subject to adjustment based on a performance metric relative to the Company’s defined peer group. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718 in relation to the 2020-2022 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant, and the grant date fair value of RSUs.
Assuming the maximum level of performance, the following would be the values of the award on the date of grant: Mr. Beck — $1,289,834; Mr. Crain — $1,034,702; Mr. Dehner - $1,034,702; Mr. Hansotia — $1,332,356; and Mr. Veltmaat — $1,034,702. The pre-established performance goals for the first and second year of the three-year performance cycle under the PSP were achieved at 175% and 200%, respectively, or above “target” but are not yet vested.
The following were the value of the RSUs on the date of grant: Mr. Beck — $216,862; Mr. Crain — $173,490; Mr. Dehner - $173,490; Mr. Hansotia — $224,091; and Mr. Veltmaat —$173,490.
Stock Awards for 2021
In 2021, awards were granted under the 2021-2023 three-year performance cycle under the PSP, where the awards earned are based on the average of each year in the three-year performance cycle subject to a total shareholder return modifier, and RSU’s that vest in equal installments over three years from the date of grant. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718 in relation to the 2021-2023 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant, and the grant date fair value of RSUs.
2022 Proxy Statement     51

2021 SUMMARY COMPENSATION TABLE
Assuming the maximum level of performance, the following would be the values of the award on the date of grant: Mr. Beck — $1,516,098; Mr. Crain — $1,212,878; Mr. Dehner - $1,212,878; Mr. Hansotia — $8,644,224; and Mr. Veltmaat — $1,212,878. The pre-established performance goals for the first year of the three-year performance cycle under the PSP were achieved at 43.2%, or below “target” but are not yet vested.
The following were the value of the RSUs on the date of grant: Mr. Beck — $465,753; Mr. Crain — $372,579; Mr. Dehner - $372,579; Mr. Hansotia — $2,656,233; and Mr. Veltmaat —$372,579.
(2)SSARs were awarded on January 22, 2019 and January 22, 2020. There were no SSARs awarded in 2021. The SSARs vest over four years from the date of grant, or 25% per year. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718.
(3)All annual incentive awards were performance-based. Payments were earned based upon the performance in the year of the award and paid the following February or March of each respective year.
(4)The change in each officer’s pension value is the change in the Company’s obligation to provide pension benefits (at a future retirement date) from the beginning of the year to the end of the year. The obligation shown in the “2021 Pension Benefits Table” presented below is the value today of a benefit that will be paid at the officer’s normal retirement age, based on the benefit formula and his or her current salary and service. The values shown in the Summary Compensation Table represent the change in the pension obligation since the prior year.
Change in pension values during the year may be due to various sources such as:
•Service accruals: The benefits payable from the pension plans increase as participants earn additional years of service. Therefore, as each executive officer earns an additional year of service during the year, the benefit payable at retirement increases. Each of the NEOs who participate in a pension plan earned an additional year of benefit service during 2021 except for Mr. Beck who has already earned the maximum benefit service allowed under the plan.
•Compensation increases/decreases since prior year: The benefits payable from the pension plans are related to salary. As executive officers’ salaries increase (decrease), then the expected benefits payable from the pension plans will increase (decrease) as well.
•Aging: The amounts shown above are changes in the present values of retirement benefits that will be paid in the future. As the officers approach retirement, the present value of the liability increases due to the fact that the executive officer is one year closer to retirement than he was at the prior measurement date.
•Changes in assumptions: The amounts shown above are changes in the present values of retirement benefits that will be paid in the future. The discount rate used to determine the present value is updated each year based on current economic conditions. This assumption does not impact the actual benefits paid to participants. The discount rate increased from 2020 to 2021, which contributed to a decrease in the present value of the officers’ benefits. The change in pension value is subject to many external variables discussed above, such as discount rates, that are not related to Company performance.
•Plan amendments: The Company periodically amends its retirement programs in order to remain competitive locally and/or align with our global benefits strategy. During 2021, the Company amended the ENPP to freeze future salary benefit accruals as of December 31, 2024, and to eliminate a lifetime annuity feature for participants reaching age 65 subsequent to December 31, 2022. This resulted in a decrease in the present value of benefits for Messrs. Beck, Crain and Hansotia.
While the pension annuity values for Messrs. Beck and Crain increased due to service and compensation changes, the plan amendment (as described above under “Plan Amendments”) resulted in a net decrease in the present value of benefits of $1,952,381 for Mr. Beck and $996,545 for Mr. Crain. Similarly, for Mr. Dehner, while the total account balance under the BVG plan increased, changes in assumptions resulted in a net decrease in the present value of benefits of $69,186. As a result, the change in present value of their pension benefits were reported as $0 during 2021.
The pension benefits and assumptions used to calculate these values are described in more detail under the caption “Pension Benefits.”
(5)The amount shown as “All Other Compensation” includes the following perquisites and personal benefits for the year ended December 31, 2021:

Name	Club Membership ($)	Defined Contribution Match ($)	Life Insurance(a) ($)	Car Lease and Maintenance(b) ($)	Other(c) ($)	Total ($)
Andrew H. Beck	10,088	13,050	9,206	12,762	—	45,106
Robert B. Crain	13,644	13,050	9,798	16,168	745	53,405
Torsten R.W. Dehner	—	—	—	23,364	—	23,364
Eric P. Hansotia	10,446	13,050	8,346	19,630	100,000	151,472
Hans-Bernd Veltmaat	9,000	13,050	18,273	26,562	5,053	71,938
(a)These amounts represent the value of the benefit to the executive officer for life insurance policies funded by the Company.
(b)These amounts represent car lease payments made by the Company for cars used by executives and/or their family members, as well as payments for related gas and maintenance costs.
(c)In 2021, in accordance with his employment contract, Mr. Hansotia used the corporate aircraft for personal use for an aggregate of approximately 41 hours for an aggregate incremental cost of $100,000, net of certain amounts that Mr. Hansotia reimbursed the Company. Incremental cost for corporate aircraft includes, calculated on a per hour basis, (1) fuel, oil, and catering, (2) travel, lodging and other crew expenses, (3) landing, parking, flight planning, customs and similar fees, (4) deadhead and positioning costs, (5) catering costs, (6) maintenance (when not considered a fixed cost), and (7) other similar costs. Since our aircraft is used predominately for business travel, incremental costs exclude fixed costs such as depreciation, crew compensation, hangar rent and insurance. The amount for Mr. Crain includes commercial airfare related to attendance by Mr. Crain’s wife at a business-related event — $745. Mr. Crain’s wife also accompanied Mr. Crain when the Company’s corporate aircraft was used for attendance at corporate functions at no incremental cost. The amount for Mr. Veltmaat includes commercial airfare-related costs related to attendance by Mr. Veltmaat’s wife at a business-related event — $5,053.
52     AGCO Corp.

2021 Grants of Plan-Based Awards
In this table, we provide information concerning each grant of an award made to an NEO in the most recently completed year. This includes the awards under the Company’s IC Plan, as well as PSP awards and RSUs under the LTI Plan, each of which is discussed in greater detail under the caption “Compensation Discussion and Analysis.” The “Threshold,” “Target” and “Maximum” columns reflect the range of estimated payouts under the IC Plan and the range of number of shares to be awarded under the PSP. In the second-to-last column, we report the number of shares of common stock underlying RSUs granted in the year. In all cases, the exercise price was equal to the closing market price of the Company’s common stock on the date of grant. In the last column, we report the aggregate ASC 718 grant date fair value of all stock awards made in 2021. Stock awards include the annual PSP award and the RSU award.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Andrew H. Beck	IC Plan		345,682	691,364	1,382,728
	PSP	1/20/21				2,050	6,150	12,300		758,049
	RSU	1/20/21							4,099	465,753
Robert B. Crain	IC Plan		272,694	545,387	1,090,775
	PSP	1/20/21				1,640	4,920	9,840		606,439
	RSU	1/20/21							3,279	372,579
Torsten R.W. Dehner	IC Plan		248,219	496,439	992,877
	PSP	1/20/21				1,640	4,920	9,840		606,439
	RSU	1/20/21							3,279	372,579
Eric P. Hansotia	IC Plan		718,750	1,437,500	2,875,000
	PSP	1/20/21				11,688	35,065	70,130		4,322,112
	RSU	1/20/21							23,377	2,656,233
Hans-Bernd Veltmaat	IC Plan		277,280	554,559	1,109,119
	PSP	1/20/21				1,640	4,920	9,840		606,439
	RSU	1/20/21							3,279	372,579
(1)Amounts included in the table above represent the potential payout levels related to corporate objectives for the fiscal year 2021 under the Company’s IC Plan. The payment for these awards already have been determined and were paid on February 28, 2022 to the NEOs with the exception of Mr. Dehner, who will be paid on March 31, 2022. Refer to Note 3 of the 2021 Summary Compensation Table.
(2)The amounts shown represent the number of shares the executive would receive if the “Threshold,” “Target” and “Maximum” levels of performance are reached.
2022 Proxy Statement     53

Outstanding Equity Awards at Year-End 2021
The following table provides information concerning unexercised SSARs and stock (including RSUs) that has not been earned or vested for each NEO outstanding as of the end of the Company’s most recently completed year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.
For SSAR awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested (or have not been earned) and the aggregate market value of shares of stock that have not vested (or have not been earned).

	SSAR Awards						Stock Awards
Name	Number of Securities Underlying Unexercised SSARs Exercisable (#)	Number of Securities Underlying Unexercised SSARs Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned SSARs (#)	SSAR Exercise Price ($)	SSAR Expiration Date		Number of Shares or Units of Stock That Have Not Vested(2)(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Value Realized on Vesting(6) ($)
Andrew H. Beck	10,050	3,350	—	73.14	1/23/2025		—	—	—	—
	9,100	9,100	—	62.85	1/22/2026		1,428	110,313	—	—
	3,175	9,525	—	72.74	1/22/2027		12,666	1,305,736	3,033	312,671
	—	—	—	—	—	—	5,761	668,391	4,100	475,682
Robert B. Crain	—	2,675	—	73.14	1/23/2025		—	—	—	—
	—	7,300	—	62.85	1/22/2026		1,156	89,301	—	—
	—	7,650	—	72.74	1/22/2027		10,154	1,046,776	2,433	250,818
	—	—	—	—	—		4,608	534,620	3,280	380,546
Torsten R.W. Dehner							170	13,133	—	—
	—	7,650	—	72.74	1/22/2027		10,154	1,178,067	2,433	250,818
	—	—	—	—	—		4,608	435,620	3,280	380,546
Eric P. Hansotia	—	1,250	—	73.14	1/23/2025		—	—	—	—
	—	9,300	—	62.85	1/22/2026		1,462	112,940	—	—
	—	9,750	—	72.74	1/22/2027		13,085	1,348,933	3,133	322,981
	—	—	—	—	—		32,853	3,811,605	23,376	2,712,084
Hans-Bernd Veltmaat	8,025	2,675	—	73.14	1/23/2025		—	—	—	—
	7,300	7,300	—	62.85	1/22/2026		1,156	89,301	—	—
	2,550	7,650	—	72.74	1/22/2027		10,154	1,046,776	2,433	250,818
	—	—	—	—	—		4,608	534,620	3,280	380,546
(1)SSAR awards vest ratably, or 25% annually, over four years beginning from the date of grant, which was January 23, 2018 for the 2018 grants, January 22, 2019 for the 2019 grants, and January 22, 2020 for the 2020 grants. There were no SSARs awarded in 2021.
(2)The 2020 RSU awards were granted with a three-year cliff vesting period beginning on the date of grant, January 22, 2020 subject to adjustment based on a total shareholders return metric relative to the Company's defined peer group. The 2019 and 2021 RSU awards vest in equal installments over three years beginning from the dates of grants, which were January 22, 2019 and January 20, 2021, respectively.
(3)The pre-established performance goals of certain one-year performance cycles under the PSP related to the 2020 and 2021 PSP grants were achieved above and under the “target” level of performance, respectively; however, the award is subject to further vesting periods and future actual levels of performance achieved for unearned one-year performance cycles with the ultimate award that is earned determined based upon the average of the three annual percentages. The 2021 grant of performance award shares is subject to a total shareholder return modifier at the end of the three-year performance cycle. The number of shares included above are reflected using the weighted average of the actual level of performance achieved for one-year performance cycles under the PSP that have been earned, and at “target” level of performance for one-year performance cycles under the PSP that have not been earned.
54     AGCO Corp.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2021
(4)The market value of RSU awards that have not vested is based on the closing price of the Company’s common stock on December 31, 2021, December 31, 2020 and December 31, 2019, which was $116.02, $103.09 and $77.25, respectively. The market value of the awards earned under the three one-year performance cycles under the PSP are based on the closing price of the Company’s common stock on December 31, 2021 and December 31, 2020, which was $116.02 and $103.09, respectively.
(5)The amounts shown represent the number of shares awarded but unearned at “target” level of performance under the PSP in January 2020 and January 2021, respectively. The actual amounts that will be earned under the PSP are dependent upon the achievement of pre-established performance goals during the respective performance cycles.
(6)Based on the closing price of the Company’s common stock on December 31, 2021 and December 31, 2020, which was $116.02 and $103.09, respectively.
2022 Proxy Statement     55

SSAR Exercises and Stock Vested in 2021
The following table provides information concerning exercises of SSARs and similar instruments, and vesting of stock awards including restricted stock and similar instruments, during the most recently completed year for each of the NEOs. The table reports the number of securities acquired upon exercise of SSARs; the aggregate dollar value realized upon exercise of SSARs; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting.

	SSAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)
Andrew H. Beck	9,635	1,469,820	22,405	2,898,898
Robert B. Crain	6,782	1,032,071	17,963	2,324,145
Torsten R.W. Dehner	1,191	145,026	1,474	188,975
Eric P. Hansotia	12,986	2,033,001	22,199	2,877,843
Hans-Bernd Veltmaat	7,210	1,008,612	17,963	2,324,145
(1)The number of shares acquired on exercise of SSARs is computed by dividing the value realized on exercise by the market price of the underlying securities at exercise. The number of shares acquired upon exercise includes the following shares withheld for income tax purposes: Mr. Beck — 4,346 shares, Mr. Crain — 3,063 shares, Mr Dehner - 406 shares, Mr. Hansotia — 5,114 shares, and Mr. Veltmaat — 3,252 shares.
(2)The dollar amount realized upon exercise is computed by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the SSARs.
(3)Shares withheld for income tax purposes related to stock vested were as follows: Mr. Beck — 10,102 shares, Mr. Crain — 8,099 shares, Mr. Dehner - 501 shares, Mr. Hansotia — 8,451 shares, and Mr. Veltmaat — 6,947 shares.
56     AGCO Corp.

Pension Benefits
The “2021 Pension Benefits Table” provides further details regarding the executive officers’ defined benefit retirement plan benefits. Because the pension amounts shown in the “2021 Summary Compensation Table” and the “2021 Pension Benefits Table” are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with ASC Topic 715, “Compensation – Retirement Benefits,” on the measurement date, although the SEC specifies certain exceptions, as noted in the table below.
EXECUTIVE NONQUALIFIED PENSION PLAN
Only executives promoted or hired prior to August 1, 2015 participate in the ENPP, and executives promoted or hired on or after August 1, 2015 participate in a nonqualified defined contribution plan. During 2021, the ENPP was “frozen” and further salary benefit accruals under the ENPP will end on December 31, 2024. In addition, the lifetime annuity feature was terminated for all participants other than for two executives who will have reached age 65 prior to or in 2021. Subsequent to December 31, 2024, the remaining participants in the ENPP will transition to the nonqualified defined contribution plan.
The ENPP provides the Company’s eligible executives with retirement income for a period of 15 years based on a percentage of their final average compensation, including base salary and annual incentive bonus, reduced by the executive’s social security benefits and savings plan benefits attributable to employer matching contributions. In addition, executives who remain with AGCO until age 65 will have their benefits continue as a lifetime annuity after the 15-year certain period ends (i.e., at age 80).
The key provisions of the ENPP are as follows:
Monthly Benefit. Senior executives with a vested benefit will be eligible to receive the following retirement benefits each month for 15 years beginning on their normal retirement date (age 65): 3% of final average monthly compensation times years of service up to 20 years, reduced by each of (i) the senior executive’s U.S. social security benefit or similar government retirement program to which the senior executive is eligible, (ii) the benefits payable from the AGCO Savings Plan (payable as a life annuity) attributable to the Company’s matching contributions (at the maximum level) and earnings thereon, and (iii) the benefits payable from any retirement plan sponsored by the Company in any foreign country attributable to the Company’s contributions.
Final Average Monthly Compensation. The final average monthly compensation is the average of the three years of base salary and annual incentive payments under the IC Plan paid to the executive during the three years in which such sum was the highest from among the ten years prior to his or her death, termination or retirement.
Vesting. Participants become vested after meeting all three of the following requirements: (i) turn age 50; (ii) completing ten years of service with the Company; and (iii) achieving five years of participation in the ENPP. An executive must remain with the Company until age 65 (and must reach age 65 by December 31, 2022) with at least ten years of service (five years must include tenure as an executive officer) to vest in the life annuity portion of this benefit that begins at age 80. Alternatively, all participants will become vested in the plan in the event of a change of control.
Early Retirement Benefits. Participants do not receive benefits under the ENPP prior to normal retirement age.
NONQUALIFIED DEFINED CONTRIBUTION PLAN
For executive officers promoted or hired after August 1, 2015, we annually contribute 10% (15% in the case of Mr. Hansotia) of the executive officer’s salary plus their annual incentive compensation, less any contributions made during the year with respect to the AGCO 401(k) plan. As discussed above, participants in the ENPP as of December 31, 2024 will transition into this plan.
2022 Proxy Statement     57

PENSION BENEFITS
SWISS LIFE COLLECTIVE “BVG” FOUNDATION
The Swiss Life Collective “BVG” Foundation (“BVG”) operates a pension fund in Switzerland, for which Mr. Dehner is a participant. The BVG ensures the plan meets at least the mandated requirements for minimum pension benefits. This plan is a cash balance formula, with contributions made both by the Company and Mr. Dehner. Mr. Dehner’s total account balance represents contributions and interest made by the Company, as well as from his prior employers. The amounts shown in the tables throughout this proxy reflect the portion of account balance attributable to contributions made while employed by the Company.
The key provisions of the BVG plan are as follows:
Retirement benefit. Upon retirement, participants will receive the value of their cash balance account. They may elect to receive their benefit as a lump sum or as an annuity. The cash balance account grows each year with pay credits (payable by the employee and the employer) and interest.
Pay credits. Each year, a participant’s cash balance account is credited with the following percentage of pensionable pay (varies by age):

Age	Credit as a percentage of pay (paid by the Company	Credit (category “SVP & above”) as a percentage of pay (paid by employee)
25-34	5.5%	2.5%
35-44	7.5%	3.5%
45-54	11.5%	4.5%
55-65	13.5%	5.5%
Pensionable pay. Payable at the annual rate of base pay and bonus.
Normal retirement age. Age 65 for males; age 64 for females (as in accordance with Swiss law).
Early retirement benefits. Participants may elect to retire from the age of 58. Annuity benefits are converted using reduced actuarial equivalence conversion factors.
Vesting. 100% vested (i.e., should Mr. Dehner leave the Company, he will receive the amount accumulated in the capital plan at that time).
58     AGCO Corp.

2021 Pension Benefits Table

		Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Year
Name	Plan Name	(#)	($)	($)
Andrew H. Beck	AGCO Executive Nonqualified Pension Plan	20.00	9,000,473	—
Robert B. Crain	AGCO Executive Nonqualified Pension Plan	16.00	7,228,437	—
Torsten R.W. Dehner	Swiss Life Collective “BVG” Foundation	11.08	1,037,576	—
Eric P. Hansotia	AGCO Executive Nonqualified Pension Plan	8.50	3,311,920	—
Hans-Bernd Veltmaat	AGCO Executive Nonqualified Pension Plan	13.50	8,679,732	—
(1)Based on plan provisions in effect as of December 31, 2021. The executive officers’ pension plan will provide a monthly annuity benefit upon retirement. The values shown in this column are the estimated lump sum value today of the monthly benefits they will receive in the future (based on their current salary and service, as well as the assumptions and methods prescribed by the SEC). These values are not the monthly or annual benefits that they would receive.
Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual earnings, changes in plan provisions and the assumptions used to determine the present value, such as the discount rate. For 2021, the discount rate assumption used to determine the actuarial present value of accumulated pension benefits was higher than in 2020. The Company cautions that the values reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table, as well as the amounts above in the Present Value of Accumulated Benefit column, are theoretical as those amounts are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company’s audited financial statements for the applicable fiscal years. The Company’s retirement plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that an NEO will actually accrue or receive under the Company’s retirement plans during any given year.
2022 Proxy Statement     59

Other Potential
Post-Employment Payments
Each NEO’s employment agreement with the Company includes provisions for post-employment compensation related to certain employment termination events.
All unvested equity awards became subject to a “double trigger” whereby accelerated vesting is contingent on a change in control and either termination of employment or failure of the acquiring company to assume outstanding equity grants or provide participants with the value equal to that of the unvested equity grants. The LTI Plan does not provide for accelerated vesting of equity under other employment termination events. The table below and its accompanying footnotes provide specific detail on the post-employment compensation each NEO is entitled to in the event of certain employment termination events assuming termination on the last day of the prior year (December 31, 2021).

Executive / Termination Scenario(1)	Severance	Bonus	Accelerated Vesting of Equity	Benefits	Retirement Benefits		Death Benefit	Disability Benefit	280G Tax Gross-Up	Estimated Total
Andrew H. Beck
Change in Control(2)(3)(4)	$3,498,894	$1,081,639	$4,890,228	$152,164	$9,336,820	(9)	$—	$—	$—	$18,959,745
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$920,969	(9)	$—	$—	$—	$920,969
Retirement(5)	$—	$—	$—	$—	$—		$—	$—	$—	$—
Death(6)	$176,694	$1,081,639	$—	$—	$920,969	(9)	$4,240,662	$—	$—	$6,419,964
Disability(7)	$—	$1,081,639	$—	$—	$920,969	(9)	$—	$1,192,200	$—	$3,194,808
Involuntary With Cause	$—	$—	$—	$—	$920,969	(9)	$—	$—	$—	$920,969
Involuntary Without Cause or Good Reason Resignation(8)	$1,413,553	$1,081,639	$—	$—	$920,969	(9)	$—	$—	$—	$3,416,161
Robert B. Crain
Change in Control(2)(3)(4)	$2,908,355	$853,259	$3,920,332	$153,168	$7,543,222	(10)	$—	$—	$—	$15,378,336
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$644,497	(10)	$—	$—	$—	$644,497
Retirement(5)	$—	$—	$—	$—	$—		$—	$—	$—	$—
Death(6)	$151,497	$853,259	$—	$—	$644,497	(10)	$3,635,916	$—	$—	$5,285,169
Disability(7)	$—	$853,259	$—	$—	$644,497	(10)	$—	$1,014,000	$—	$2,511,756
Involuntary With Cause	$—	$—	$—	$—	$644,497	(10)	$—	$—	$—	$644,497
Involuntary Without Cause or Good Reason Resignation(8)	$605,986	$853,259	$—	$—	$644,497	(10)	$—	$—	$—	$2,103,742
60     AGCO Corp.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Executive / Termination Scenario(1)	Severance	Bonus	Accelerated Vesting of Equity	Benefits	Retirement Benefits		Death Benefit	Disability Benefit	280G Tax Gross-Up	Estimated Total
Torsten R.W. Dehner
Change in Control(2)(3)(4)	$2,364,123	$776,720	$3,303,091	$—	$903,170	(11)	$—	$—	$—	$7,347,104
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$903,170	(11)	$—	$—	$—	$903,170
Retirement(5)	$—	$—	$—	$—	$—		$—	$—	$—	$—
Death(6)	$183,876	$776,720	$—	$—	$3,004,610	(11)	$—	$—	$—	$3,965,206
Disability(7)	$—	$776,720	$—	$—	$315,216	(11)	$—	$—		$1,091,936
Involuntary With Cause	$—	$—	$—	$—	$903,170	(11)	$—	$—	$—	$903,170
Involuntary Without Cause or Good Reason Resignation(8)	$551,628	$776,720	$—	$—	$903,170	(11)	$—	$—	$—	$2,231,518
Eric P. Hansotia
Change in Control(2)(3)(4)	$10,196,906	$2,248,969	$11,597,507	$140,349	$3,407,175	(12)	$—	$—	$—	$27,590,906
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$—		$—	$—	$—	$—
Retirement(5)	$—	$—	$—	$—	$—		$—	$—	$—	$—
Death(6)	$287,500	$2,248,969	$—	$—	$—		$6,900,000	$—	$—	$9,436,469
Disability(7)	$—	$2,248,969	$—	$—	$—		$—	$1,668,600	$—	$3,917,569
Involuntary With Cause	$—	$—	$—	$—	$—		$—	$—	$—	$—
Involuntary Without Cause or Good Reason Resignation(8)	$5,291,299	$2,248,969	$—	$—	$—		$—	$—	$—	$7,540,268
Hans-Bernd Veltmaat
Change in Control(2)(3)(4)	$2,956,122	$867,608	$3,920,332	$155,570	$8,903,455	(13)	$—	$—	$—	$16,803,087
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$553,329	(13)	$—	$—	$—	$553,329
Retirement(5)	$—	$—	$—	$—	$553,329		$—	$—	$—	$553,329
Death(6)	$154,044	$867,608	$—	$—	$553,329	(13)	$3,697,062	$—	$—	$5,272,043
Disability(7)	$—	$867,608	$—	$—	$553,329	(13)	$—	$1,034,400	$—	$2,455,337
Involuntary With Cause	$—	$—	$—	$—	$553,329	(13)	$—	$—	$—	$553,329
Involuntary Without Cause or Good Reason Resignation(8)	$—	$867,608	$—	$—	$553,329	(13)	$—	$—	$—	$1,420,937
(1)All termination scenarios assume termination occurred on December 31, 2021, and a stock price of $116.02, which was the closing price of the Company’s common stock on the last trading day of the Company’s year ended December 31, 2021.
The employment agreements with executives generally contain certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-recruitment of employees covenant.
(2)Upon termination within two years following a change of control, the following provisions apply to each of the NEOs:
•Mr. Hansotia receives a lump sum payment equal to (i) three times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to three times the amount earned in the most recently completed fiscal year. He continues to receive life insurance and health benefits during a three-year period. Mr. Hansotia does not have an excise tax gross-up.
•Messrs. Beck, Crain, Dehner and Veltmaat receive payment equal to (i) two times base salary in effect at the time of termination, (ii) a pro-rata portion of bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three-year average of the NEO’s awards received during the prior two completed years and the current year’s trend. Each of the NEOs continues to receive life insurance, disability and healthcare benefits during a two-year period. In the case of Messrs. Beck, Crain and Veltmaat, the payment shall be made in a lump sum. In the case of Mr. Dehner, the portion attributable to base salary will be paid in three installments and the remainder will be paid in a lump sum.
•Messrs. Beck, Crain, Hansotia and Veltmaat will receive their ENPP retirement benefit payable as a lump sum. This lump sum is calculated in a similar fashion as values disclosed in the Pension Benefits Table, except it is determined based on the plan’s actuarial equivalence definition rather than the SEC prescribed assumptions. There is no enhancement to their pension benefit amount in the event of a change in control other than immediate vesting of the benefit.
(3)All outstanding unvested equity awards are subject to a “double trigger” whereby accelerated vesting is contingent on a change in control and either termination of employment or failure of the acquiring company to assume outstanding equity grants or provide participants with the value equal to that of the unvested equity grants.
2022 Proxy Statement     61

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
(4)In the case of a change of control, the retirement benefits are payable as a lump sum six months after termination of employment or, if such termination occurs more than twenty-four months after the change in control, in accordance with the terms of the ENPP. The difference between the “Retirement Benefits” values shown in the table above from the ENPP and the value shown in the “2021 Pension Benefits Table” is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change of control are different from the assumptions used in the actuarial valuation. There is no enhancement to the benefit amount under a change of control other than immediate vesting of the benefit.
(5)As of December 31, 2021, Mr. Veltmaat is eligible for retirement benefits. Messrs. Beck and Crain are vested in their ENPP benefit, but are not eligible to commence their benefits. Mr. Hansotia is not vested in his ENPP benefits.
(6)Upon death, the following provisions apply to each of the NEOs:
•The estate receives the executive’s base salary in effect at the time of death for a period of three months. The estate is also entitled to all sums payable to the executive through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.
(7)Upon disability, the following provisions apply to each of the NEOs:
•Each of the NEOs receives all sums otherwise payable to them by the Company through the date of disability, including the pro-rata portion of the bonus earned. The “Disability Benefit” amount represents the annual value of the insurance proceeds payable to the executive on a monthly basis upon disability.
(8)Unless such termination occurs within two years following a change of control, if employment is terminated without cause or if the executive voluntarily resigns with good reason, the following provisions apply to each of the NEOs:
•For Mr. Veltmaat, he does not receive cash severance because he is over age 65. All employment agreements stipulate that no cash severance is paid when they reach the age of 65. He receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company.
•For Mr. Beck, he receives his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company.
•For Messrs. Crain and Dehner, each of the NEOs receive their base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if they had remained employed with the Company. Each NEO also receives a pro-rata portion of their bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company.
•For Mr. Hansotia, he receives his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained employed with the Company, and a bonus equal to two times the three-year average of his awards received during the prior two completed years and the current year’s trend.
(9)Mr. Beck is currently vested in his ENPP retirement benefit. In the event of Mr. Beck’s termination due to a change of control, he will receive a $9,336,820 lump sum payment. In the event of his termination due to any other cause, he will receive a $920,969 annual annuity for 15 years beginning at age 65. The present value of this annuity equals the benefit disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. In other words, there is no enhancement that would be added to his pension benefit if he had been terminated on December 31, 2021.
(10)Mr. Crain is currently vested in his ENPP retirement benefit. In the event of Mr. Crain’s termination due to a change of control, he will receive a $7,543,222 lump sum payment. In the event of his termination due to any other cause, he will receive a $644,497 annual annuity for 15 years beginning at age 65. The present value of this annuity equals the benefits disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. In other words, there is no enhancement that would be added to his pension benefit if he had been terminated on December 31, 2021.
(11)In the event of Mr. Dehner’s termination due to a change of control, he will receive a $903,170 lump sum payment from his retirement plan. In the event of his termination due to death, he will receive a $3,004,610 lump sum payment. In the event of his termination due to disability, he will receive a $315,216 annual annuity until age 65. In the event of his termination due to any other cause, he will receive a lump sum payment of $903,170, which corresponds to his vested benefits as per December 31, 2021.
(12)Mr. Hansotia is not currently vested in his ENPP retirement benefit. In the event of Mr. Hansotia’s termination due to a change of control, he will receive a $3,407,175 lump sum payment. In the event of his termination due to any other cause on December 31, 2021, he would not receive an ENPP retirement benefit.
(13)Mr. Veltmaat is currently vested in his ENPP retirement benefit. In the event of Mr. Veltmaat’s termination due to a change of control, he will receive a $8,903,455 lump sum payment. In the event of his termination due to any other cause, he will receive $553,329 annually as a 15-year certain and life annuity beginning at termination. The present value of this annuity plus the value of the life annuity beginning 15 years later equals the benefit disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. In other words, there is no enhancement that would be added to his pension benefit if he had been terminated on December 31, 2021.
62     AGCO Corp.

2021 CEO Pay Ratio
Our analysis began by determining that we had approximately 23,700 employees as of a November 30, 2021 determination date. Although permitted by the SEC, we did not use the 5% de Minimis rule to exclude or eliminate any employee group. Based on our consistently applied compensation measure of actual total cash compensation, we identified the median employee. The median employee’s total 2021 compensation, as determined in a manner consistent with our Summary Compensation Table, was $53,354.
Based on this methodology, we estimate the ratio of CEO pay to median employee pay is 210:1. In 2020, the CEO pay to median employee pay ratio was 270:1.
THE FOLLOWING REPORTS OF THE TALENT AND COMPENSATION COMMITTEE AND THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS BY REFERENCE IN ANY SUCH DOCUMENT.
2022 Proxy Statement     63

Talent and Compensation Committee Report
The Talent and Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Talent and Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.
Commencing in 2020, the Talent and Compensation Committee engaged Korn Ferry to serve as its independent compensation adviser to advise management and the Talent and Compensation Committee with respect to the Company’s compensation programs and to undertake various related studies and projects. During 2021, the Talent and Compensation Committee evaluated Korn Ferry’s independence pursuant to SEC and NYSE requirements and determined that no conflicts of interest arose from the work to be performed by Korn Ferry.
The aggregate fees billed by Korn Ferry for consulting services rendered to the Talent and Compensation Committee between June 2021 – December 2021 related to the recommendation of the amount or form of executive and director compensation were approximately $330,200. The total amount of fees paid by the Company to Korn Ferry in 2021 for all other services, excluding Talent and Compensation Committee services, was approximately $38,284. These other services primarily related to executive search fees and job pricing efforts. The Talent and Compensation Committee recommended and approved the provision of these additional services to the Company by Korn Ferry.
The foregoing report is submitted by the Talent and Compensation Committee of the Board.
Suzanne P. Clark, Chair
Sondra L. Barbour
George Benson
Matthew Tsien
Niels Pörksen
64     AGCO Corp.

Audit Committee Report
To the Board of Directors:
The Audit Committee consists of the following members of the Board: Sondra L. Barbour (Chair), P. George Benson, George E. Minnich and Matthew Tsien. Each of the members is “independent” as defined by the NYSE and SEC.
Management is responsible for the Company’s internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.
We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2021 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG LLP’s audit of the Company’s internal control over financial reporting as of December 31, 2021.
We have discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the U.S. Securities and Exchange Commission.
We have received and reviewed the written disclosures from KPMG LLP required by NYSE listing standards and the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accounting firm’s communications with the Audit Committee and have discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
We also have considered whether the professional services provided by KPMG LLP, not related to the audit of the consolidated financial statements and internal control over financial reporting referred to above or to the reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, is compatible with maintaining KPMG LLP’s independence.
Based on the reviews and discussions referred to above, we recommended to the Board that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
The foregoing report has been furnished by the Audit Committee of the Board.
Sondra L. Barbour, Chair
P. George Benson
George E. Minnich
Matthew Tsien
2022 Proxy Statement     65

AUDIT COMMITTEE REPORT
AUDIT FEES
The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for 2021 and 2020, the audit of the Company’s internal control over financial reporting for 2021 and 2020, subsidiary statutory audits and the reviews of the financial statements included in the Company’s SEC filings on Form 10-K, Form 10-Q and Form 8-K during such years were approximately $7,211,000 and $6,831,000, respectively.
AUDIT-RELATED FEES
The aggregate fees billed by KPMG LLP for professional services rendered for 2021 and 2020 for audit-related fees were approximately $41,000 and $65,000, respectively. The amounts for 2021 and 2020 primarily represent fees for audits of employee benefit plans and required auditor certifications for various matters required in certain foreign jurisdictions.
TAX FEES
KPMG LLP did not provide any professional tax services during 2021 or 2020.
FINANCIAL AND OPERATIONAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES
KPMG LLP did not provide any information technology services related to financial and operational information systems design and implementation to the Company or its subsidiaries during 2021 or 2020.
ALL OTHER FEES OF KPMG LLP
KPMG LLP did not provide any other services during 2021 or 2020.
A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.
All of KPMG’s services and fees for services, whether audit or non-audit, are preapproved by the Audit Committee. In some instances services and fees initially are preapproved by the Chair of the Audit Committee and then re-approved subsequently by the Audit Committee. All services performed by KPMG LLP for 2021 were approved by the Chair of the Audit Committee and the Audit Committee. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2022, subject to stockholder ratification. KPMG LLP has served as the Company’s independent registered public accounting firm since 2002.
66     AGCO Corp.

Certain Relationships and Related Party Transactions
The Company has a written related party transaction policy pursuant to which a majority of the independent directors of an appropriate committee must approve transactions that exceed $120,000 in amount in which any director, executive officer, significant stockholder or certain other persons has or have a material interest.
Ms. Srinivasan, who is currently a member of the Company’s Board of Directors, is the Chairman and Managing Director of TAFE. The Company owns approximately 21% of TAFE’s outstanding shares. Through TAFE and TAFE Motors and Tractors Limited, Ms. Srinivasan is the beneficial owner of 12,150,152 shares of the Company’s common stock, not including shares of the Company’s common stock received by Ms. Srinivasan for service as a director. The Company received dividends of approximately $2.0 million from TAFE during 2021. Pursuant to various arrangements that are terminable upon notice, TAFE manufactures and sells Massey Ferguson branded equipment (primarily in India) and also supplies tractors and components to AGCO for sale in other markets. During 2021, the Company purchased approximately $137.6 million of tractors and components from TAFE and sold approximately $1.4 million of parts to TAFE.
The Company and TAFE are parties to a Letter Agreement regarding the current and future accumulation by TAFE of shares of our common stock and certain governance matters. The Letter Agreement expires on April 24, 2024. Pursuant to the Letter Agreement, TAFE has agreed not to (i) purchase in excess of 12,150,152 shares of our common stock, subject to certain adjustments; (ii) subject to its rights to make a non-public offer to acquire all or a part of the Company (or propose another transaction that would result in a change of control of the Company), form or act as part of a group with respect to the ownership or voting of our common stock or to otherwise grant a third-party a proxy or other voting rights with respect to our common stock owned by TAFE or its affiliates (other than to or at the request of the Company), provided that TAFE and its affiliates are expressly permitted to act as a group; or (iii) publicly announce its intention to commence, or commence, an offer to acquire all or part of our common stock.
Pursuant to the Letter Agreement, the Company has agreed to: (i) nominate a candidate proposed by TAFE for election to our Board of Directors at each annual meeting, as long as the collective beneficial ownership by TAFE and its affiliates is 5% or more of the then outstanding common stock of the Company, subject to certain adjustments and restrictions; and (ii) provide customary assistance to TAFE in selling its shares, including filing a registration statement with the SEC, if TAFE determines to dispose of any shares of our common stock in a public distribution.
The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, a copy of which was included as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 25, 2019.
2022 Proxy Statement     67

Annual Report to Stockholders
The Company’s 2021 Annual Report to its stockholders and Annual Report on Form 10-K for the year ended December 31, 2021, including consolidated financial statements and schedule thereto, but excluding other exhibits, is being furnished with this proxy statement to stockholders of record as of March 18, 2022.
Annual Report on Form 10-K
We will provide without charge a copy of our Annual Report filed on Form 10-K for the year ended December 31, 2021, including the consolidated financial statements and schedule thereto, on the written request of the beneficial owner of any shares of our common stock on March 18, 2022. The written request should be directed to: Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096.
Independent Registered Public Accounting Firm
A representative of KPMG LLP, our independent registered public accounting firm for 2021, is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from stockholders. The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for 2022, subject to stockholder ratification.
Stockholders’ Proposals
Any stockholder of the Company who wishes to present a proposal at the 2023 Annual Meeting of stockholders of the Company, and who wishes to have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary, no later than November 28, 2022; however, if next year’s Annual Meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2022 Annual Meeting, any stockholder who wishes to have a proposal included in our proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. We reserve the right to decline to include in our proxy statement any stockholder’s proposal which does not comply with the advance notice provisions of our By-Laws or the rules of the SEC for inclusion therein.
Any stockholder of the Company who wishes to present a proposal at the 2023 Annual Meeting of stockholders of the Company, but not have such proposal included in our proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 28, 2023 and otherwise in accordance with the advance notice provisions of our By-Laws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of our By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and must have given the Company notice of such proposal in written form meeting the requirements of our By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders.
68     AGCO Corp.

Reconciliation of Non-GAAP Measures
The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, net income and net income per share for the years ended December 31, 2021, 2020, 2019, 2018 and 2017 (in millions, except per share data).

	Years Ended December 31,
	2021			2020			2019
	Income from Operations	Net Income(1)	Net Income per Share(1)	Income from Operations	Net Income(1)(2)	Net Income per Share(1)	Income from Operations	Net Income(1)(2)	Net Income per Share(1)(2)
As reported	$1,001.4	$897.0	$11.85	$599.7	$427.1	$5.65	$348.1	$125.2	$1.63
Impairment charges	—	—	—	20.0	10.0	0.13	176.6	176.6	2.29
Restructuring expenses	15.3	11.8	0.16	19.7	19.5	0.26	9.0	8.3	0.11
Gain on sale of investment in affiliate	—	—	—	—	(32.5)	(0.43)	—	—	—
Deferred income tax adjustments	—	(123.4)	(1.63)	—	—	—	—	53.7	0.70
Swiss tax reform	—	—	—	—	—	—	—	(21.8)	(0.28)
As adjusted	$1,016.7	$785.4	$10.38	$639.4	$424.2	$5.61	$533.7	$341.9	$4.44

	Years Ended December 31,
	2018			2017
	Income from Operations	Net Income(1)	Net Income per Share(1)	Income from Operations	Net Income(1)	Net Income per Share(1)(2)
As reported	$489.0	$285.5	$3.58	$404.4	$186.4	$2.32
Restructuring expenses	12.0	8.7	0.11	11.2	8.8	0.11
Non-cash expense related to waived stock compensation	—	—	—	4.8	4.8	0.06
Tax (benefit) provision associated with U.S. tax reform	—	(8.5)	(0.11)	—	42.0	0.52
Extinguishment of debt	—	24.5	0.31	—	—	—
As adjusted	$501.0	$310.2	$3.89	$420.4	$242.0	$3.02
(1)Net income and net income per share amounts are after tax.
(2)Rounding may impact summation of amounts.
The following is a reconciliation of net cash provided by operating activities to free cash flow for the years ended December 31, 2021 and 2020 (in millions):

	2021	2020
Net cash provided by operating activities	$660.2	$896.5
Less:
Capital expenditures	(269.8)	(269.9)
Free cash flow	$390.4	$626.6
The following table sets forth, for the year ended December 31, 2021, the impact to net sales of currency translation (in millions, except percentages):

Years ended December 31,			Change due to currency translation
2021	2020	% change from 2020	$	%
$11,138.3	$9,149.7	21.7%	$199.7	2.2%
2022 Proxy Statement     69

AGCO

Your Agriculture Company

VOTE

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## Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

**A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES AND "FOR" THE FOLLOWING PROPOSALS:**

1. ELECTION OF DIRECTORS

| | For | Against | Abstain | | For | Against | Abstain | | For | Against | Abstain |
|---|---|---|---|---|---|---|---|---|---|---|---|
| 01 - Michael C. Arnold | ☐ | ☐ | ☐ | 02 - Sondra L. Barbour | ☐ | ☐ | ☐ | 03 - Suzanne P. Clark | ☐ | ☐ | ☐ |
| 04 - Bob De Lange | ☐ | ☐ | ☐ | 05 - Eric P. Hansotia | ☐ | ☐ | ☐ | 06 - George E. Minnich | ☐ | ☐ | ☐ |
| 07 - Niels Pörksen | ☐ | ☐ | ☐ | 08 - David Sagehorn | ☐ | ☐ | ☐ | 09 - Mallika Srinivasan | ☐ | ☐ | ☐ |
| 10 - Matthew Tsien | ☐ | ☐ | ☐ | | | | | | | | |

4. In their discretion, the proxies are authorized to vote as described in the proxy statement and, using their best judgment, upon such other business as may properly come before the meeting

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## Proxy — AGCO CORPORATION

## AGCO CORPORATION SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
## For Annual Meeting of Stockholders, April 28, 2022

The undersigned hereby appoints Roger N. Batkin, Andrew H. Beck, Eric P. Hansotia, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of common stock of AGCO Corporation held of record by the undersigned on March 18, 2022 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., Eastern Time, on Thursday, April 28, 2022, and any adjournments thereof.

**This Proxy Card when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted (i) "FOR" all of the ten director nominees; (ii) "FOR" the non-binding advisory resolution to approve the compensation of the Company's Named Executive Officers; (iii) "FOR" the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2022; and (iv) the proxies will vote in their best judgment with respect to any other business brought before the Annual Meeting.**

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